Exhibit 10.6

Execution Copy

$450,000,000

CREDIT AGREEMENT

AMONG

TRONOX INCORPORATED,

TRONOX WORLDWIDE LLC,

AS BORROWER,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

LEHMAN BROTHERS INC.

AND

CREDIT SUISSE,

AS ARRANGERS AND

BOOKRUNNERS,

ABN AMRO BANK N.V.,

AS SYNDICATION AGENT,

JPMORGAN CHASE BANK, N.A.

AND

CITICORP USA, INC.

AS CO-DOCUMENTATION AGENTS

AND

LEHMAN COMMERCIAL PAPER INC.,

AS ADMINISTRATIVE AGENT

DATED AS OF NOVEMBER 28, 2005

4.2	No Change	55
4.3	Corporate Existence; Compliance with Law	55
4.4	Organizational Power; Authorization; Enforceable Obligations	55
4.5	No Legal Bar	56
4.6	No Material Litigation	56
4.7	No Default	56
4.8	Ownership of Property; Liens	56
4.9	Intellectual Property	57
4.10	Taxes	57
4.11	Federal Regulations	57
4.12	Labor Matters	57
4.13	ERISA	58
4.14	Investment Company Act; Other Regulations	58
4.15	Subsidiaries	58
4.16	Use of Proceeds	59
4.17	Environmental Matters	59
4.18	Accuracy of Information, etc	60
4.19	Security Documents	60
4.20	Solvency	61
4.21	Insurance	61
4.22	Transaction	61
4.23	Real Estate	63
4.24	Permits	63
4.25	Regulation H	63

SECTION 5.	CONDITIONS PRECEDENT	63
5.1	Conditions to Initial Extension of Credit	63
5.2	Conditions to Each Extension of Credit	68

SECTION 6.	AFFIRMATIVE COVENANTS	68
6.1	Financial Statements	68
6.2	Certificates; Other Information	69
6.3	Payment of Obligations	71
6.4	Conduct of Business and Maintenance of Existence, etc	71
6.5	Maintenance of Property; Insurance	71
6.6	Inspection of Property; Books and Records; Discussions	72
6.7	Notices	72
6.8	Environmental Laws	73
6.9	Additional Collateral, etc	74
6.10	Use of Proceeds	76
6.11	ERISA Documents	76
6.12	Further Assurances	76
6.13	Ratings	77

SECTION 7.	NEGATIVE COVENANTS	77
7.1	Financial Condition Covenants	77
7.2	Limitation on Indebtedness	78

7.3	Limitation on Liens	82
7.4	Limitation on Fundamental Changes	85
7.5	Limitation on Disposition of Property	85
7.6	Limitation on Restricted Payments	87
7.7	Limitation on Capital Expenditures	89
7.8	Limitation on Investments	89
7.9	Limitation on Optional Payments and Modifications of Debt Instruments, etc	92
7.10	Limitation on Transactions with Affiliates	92
7.11	Limitation on Sales and Leasebacks	93
7.12	Limitation on Changes in Fiscal Periods	93
7.13	Limitation on Negative Pledge Clauses	93
7.14	Limitation on Restrictions on Subsidiary Distributions	94
7.15	Limitation on Lines of Business	94
7.16	Limitation on Amendments to Transaction Documents	94
7.17	Special Purpose Subsidiary	95
7.18	Limitation on Activities of Holdings	95
7.19	Limitation on Activities of Tronox Finance	95
7.20	Limitation on Hedge Agreements	95
7.21	Post-Closing Deliveries	95

SECTION 8.	EVENTS OF DEFAULT	96

SECTION 9.	THE AGENTS; THE ARRANGERS	99
9.1	Appointment	99
9.2	Delegation of Duties	100
9.3	Exculpatory Provisions	100
9.4	Reliance by Agents	100
9.5	Notice of Default	100
9.6	Non-Reliance on the Arrangers, the Agents and Other Lenders	101
9.7	Indemnification	101
9.8	Arrangers and Agent in their Individual Capacities	102
9.9	Successor Administrative Agent	102
9.10	Authorization to Release Liens and Guarantees	103
9.11	The Arrangers; the Syndication Agent and the Documentation Agents	103
9.12	Withholding Tax	103

SECTION 10.	MISCELLANEOUS	103
10.1	Amendments and Waivers	103
10.2	Notices	105
10.3	No Waiver; Cumulative Remedies	106
10.4	Survival of Representations and Warranties	107
10.5	Payment of Expenses	107
10.6	Successors and Assigns; Participations and Assignments	108
10.7	Adjustments; Set-off	111
10.8	Counterparts	112
10.9	Severability	112

10.10	Integration	112
10.11	GOVERNING LAW	112
10.12	Submission To Jurisdiction; Waivers	113
10.13	Acknowledgments	113
10.14	Confidentiality	113
10.15	Release of Collateral and Guarantee Obligations	114
10.16	Accounting Changes	115
10.17	Delivery of Lender Addenda	115
10.18	Construction	115
10.19	WAIVERS OF JURY TRIAL	116
10.20	Customer Identification – USA PATRIOT Act Notice	116
10.21	Transaction/Spin-Off	116

ANNEXES:

A	Pricing Grid
B	Existing Letters of Credit

SCHEDULES:

1.1(a)	Electrolytic Assets
1.1(b)	Foreign Subsidiary Indebtedness
1.1(c)	Mortgaged Properties
1.1(d)	Henderson Real Estate
4.4	Consents, Authorizations, Filings and Notices
4.6(b)	Material Litigation
4.8(a)	Real Property Title Exceptions
4.10	Tax Filing Exceptions
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(a)-3	UCC Financing Statements to be Terminated
4.19(b)	Mortgage Filing Offices
4.22	Transaction Documentation
4.23	Owned and Leased Real Property
4.24	Permits
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Limitations on Capital Expenditures
7.8(m)	Investments
7.21	Post-Closing Deliveries

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Covington & Burling
E-2	Form of Legal Opinion of Local or Foreign Counsel
E-3	Form of Legal Opinion of Borrower’s General Counsel
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
F-3	Form of Swing Line Note
G	Form of Exemption Certificate
H	Form of Lender Addendum
I	Form of Borrowing Notice
J	Form of Solvency Certificate
K	Form of Mortgage

CREDIT AGREEMENT, dated as of November 28, 2005 , among TRONOX INCORPORATED, a Delaware corporation (“Holdings”), TRONOX WORLDWIDE LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. and CREDIT SUISSE, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), ABN AMRO BANK N.V., as syndication agent (in such capacity, the “Syndication Agent”), JPMORGAN CHASE BANK, N.A. and CITICORP USA, INC., as co-documentation agents (in such capacity, the “Documentation Agents”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders and the Issuing Lender make available for the purposes specified in this Agreement, a term loan facility and a revolving line of credit; and

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Act”:  as defined in Section 10.20.

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote at least 10% of the securities having ordinary voting power for the election of directors (or for persons having similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Fund”: with respect to any Lender that is a fund that invests (in whole or in part) in commercial loans, any other fund that invests (in whole or in part) in commercial loans and is managed by the same investment advisor as such Lender or by a Lender Affiliate of such investment advisor.

“Agents”:  the collective reference to the Syndication Agent, the Arrangers, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”:  this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Amended S-1”: as defined in Section 5.1(c).

“Applicable Currency” means (i) euro in the case of Revolving Credit Euro Loans or interest thereon or fees or other Obligations in respect of Letters of Credit (Euro) or (ii) Dollars in the case of all other Loans or other Obligations.

“Applicable Margin”:  for each Type of Loan under each Facility, at any time, the rate per annum for such type of Loan determined pursuant to the Pricing Grid on the basis of the Facility Ratings in effect at such time.

“Application”:  an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Arrangers”:  as defined in the preamble hereto.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a)(i), (b), (c), (d), (f)(i), (f)(ii) (except to the extent the proviso thereto requires the application of Net Cash Proceeds thereof), (h), (i), (j), (k), (l), (m), (n) or (p) of Section 7.5).

“Assignee”:  as defined in Section 10.6(c).

“Assignment and Acceptance”:  as defined in Section 10.6(c).

“Assignor”:  as defined in Section 10.6(c).

“Available Revolving Credit Commitment”:  with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating the Revolving Extensions of Credit of any Lender (other than the Swing Line Lender) for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof:  “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”:  as defined in Section 10.7.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”:  with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit I, delivered to the Administrative Agent.

“Business Day”:  a day of the year that is: (a) a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; and (b) with respect to any Revolving Euro Loan, in the case of (x) payments or purchases of euro, a TARGET Business Day and (y) all other purposes, including the giving and receiving of notices, a TARGET Business Day on which banks are generally open for business in London, England and Frankfurt, Germany; and (c) with respect to all notices (except with respect to general matters not relating directly to funding), determinations and fundings in connection with, and payments of principal and interest on, LIBO Rate Loans, a day for trading by and between banks in deposits of the Applicable Currency for such Loans in the London interbank market.  For purposes of this definition, a “TARGET Business Day” is a day when the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, is scheduled to be open for business.

“Cancelled Foreign Debt”: as defined in Section 7.5(k).

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries provided that, for purposes of calculating compliance with Section 7.7, the following expenditures shall be excluded, without duplication:  (i) expenditures made to restore or replace Property to the condition of such Property immediately prior to any damage, loss, or destruction or condemnation of such Property, to the extent such expenditure is made with, or subsequently reimbursed out of the proceeds received from any Recovery Event, (ii) expenditures made by the Borrower or any of its Subsidiaries constituting an Investment permitted by Sections 7.8(e), (g) or (h), (iii) expenditures made by the Borrower of any of its Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlord and (iv) expenditures made with the proceeds of any Reinvestment Deferred Amount or proceeds of Dispositions of Property permitted by clauses (a)(ii), (e), (f)(ii), (g), (j), (o) or (q) of Section 7.5.

“Capital Lease Obligations”:  with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than one year with respect to securities of the type set forth in clause (a) of this definition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) shares of money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AA by S&P or Aa by Moody’s and (iii) have portfolio assets of at least $1,000,000; or (i) for purposes of Sections 7.5 and 7.8, in the case of any Foreign Subsidiary, Investments of the type and maturity described in clauses (a) through (h) above in obligors organized under the laws of the jurisdiction in which such Foreign Subsidiary or another Foreign Subsidiary is organized or under the laws of the United Kingdom or the People’s Republic of China.

“Cash Management Agreement”: any agreement or arrangement pursuant to which a bank or other financial institution agrees to provide treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and purchasing cards).

“Change of Control”:  the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding KMG and its Subsidiaries, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Holdings; (b) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (c) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement and Permitted Liens); or (d) a Specified Change of Control.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date shall be not later than December 21, 2005.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  (i) all Personal Property Collateral and (ii) the Mortgaged Properties.

“Commitment”:  with respect to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”:  at any time, the rate per annum determined pursuant to the Pricing Grid on the basis of the Facility Ratings in effect at such time.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated November 2005 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries; amortization or write-off of debt discount and debt issuance costs; commissions, discounts and other fees and charges associated with Indebtedness; (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) provision for environmental restoration and remediation (net of reimbursements) for continuing operations to the extent representing an accrual of or reserve for future cash expenses, (g) non-cash charges constituting (i) write-downs of property, plant and equipment and other assets, (ii) impairment of intangible assets, (iii) loss resulting from cumulative effect of change in accounting principle, (iv) compensation charges, including those arising from stock options, restricted stock grants or other equity-incentive programs, (v) loss on sale of accounts receivable under asset securitization or factoring programs (to the extent comparable to interest expense), (vi) loss from discontinued operations, (vii) provisions for asset retirement obligations, (viii) pension and post-retirement costs and (ix) accretion expenses, (h) shutdown costs associated with the Savannah Sulfate Facility closure incurred in 2004 in an aggregate amount not to exceed $29,000,000; (i) all one-time fees, costs and expenses (including cash compensation payments) incurred in connection with or resulting from Parent’s separation from KMG, the IPO and the transactions related thereto and the Distribution and (j) cash expenditures from discontinued operations in an aggregate amount for such period not to exceed $17,000,000, and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income (including income arising from cumulative effect of change in accounting principle and income tax benefit), and (d) income from discontinued operations, all as determined on a consolidated basis.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (x) Consolidated EBITDA of Holdings and its Subsidiaries for such period less (without duplication) the sum of (a) cash expenditures (net of cash reimbursements not included in the calculation of Consolidated Net Income of Holdings for that period), including cash expenditures charged to previously recorded reserves, for (i) environmental restoration and remediation, (ii) discontinued operations and (iii) asset retirement obligations, in each case, to the extent such cash expenditures were not deducted in the calculation of Consolidated Net Income of Holdings for that period, and (b) any amounts added back in the calculation of Consolidated EBITDA of Holdings for that period pursuant to clause (j) of the definition thereof, to (y) Consolidated Interest Expense of Holdings and its Subsidiaries for such period; provided, that for purposes for calculating Consolidated EBITDA (and cash expenditures and amounts specified in clauses (a) and (b)) of Holdings and its Subsidiaries for any period, (i) the Consolidated EBITDA (and cash expenditures and amounts specified in clauses (a) and (b) above) of any Person acquired by Holdings or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming for purposes of the calculation of Consolidated EBITDA (and cash expenditures and amounts specified in clauses (a) and (b) above) the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (ii) the Consolidated EBITDA (and cash expenditures and amounts specified in clauses (a) and (b) above) of any Person Disposed of by Holdings or its Subsidiaries during such period shall be excluded from such period (assuming for purposes of the calculation of Consolidated EBITDA (and cash expenditures and amounts specified in clauses (a) and (b) above) the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Interest Expense”:  of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing), calculated in accordance with GAAP.  Consolidated Interest Expense for any period will be adjusted to (A) exclude the Consolidated Interest Expense attributable to any Indebtedness repaid or assumed by a third party (and which became non-recourse to such Person and its Subsidiaries) in connection with the Disposition of any asset or business that was disposed of (either directly or as part of an exchange) by such Person or any of its Subsidiaries during such period (as if such Indebtedness had not been outstanding on the first day of such period) and (B) include the Consolidated Interest Expense attributable to any Indebtedness incurred or assumed in connection with the acquisition of any asset or business that was acquired (either directly or as part of an exchange) by such Person or any of its Subsidiaries during such period (as if such Indebtedness had been outstanding on the first day of such period).

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of such Person for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of such Person) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Tangible Assets” means total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Holdings delivered to the Administrative Agent, on a consolidated basis, determined in accordance with GAAP.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Funded Debt of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of Holdings, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Holdings and its Subsidiaries for such period; provided that for purposes of calculating Consolidated EBITDA of Holdings and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by Holdings or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (ii) the Consolidated EBITDA of any Person Disposed of Holdings or its Subsidiaries during such period shall be excluded for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Continuing Directors”:  the directors of Holdings on the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Contributed Business”:  the business (including assets and liabilities) of Holdings and the Contributed Subsidiaries on the Closing Date after giving effect to the Contribution.

“Contributed Subsidiaries”:  the entities that constitute the consolidated Subsidiaries of Holdings on the Closing Date as specified on Schedule 4.15(a) hereto

“Contribution”:  the contribution and transfer by KMG and its Subsidiaries to (i) Holdings of 100% of the Capital Stock of Borrower and (ii) the Borrower of 100% of the Capital Stock of the Contributed Subsidiaries (other than the Borrower) owned on or prior to the Closing Date by KMG and its Subsidiaries, together with the other contributions and transfers effected pursuant to the Transaction Agreements (x) necessary to cause the Borrower to own on the Closing Date the chemical business operated as part of KMG and its subsidiaries prior to the Closing Date or (y) effected between KMG and Holdings or the Borrower or subsidiaries thereof on or prior to the Closing Date in connection therewith.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: as defined in Section 2.24.

“Derivatives Counterparty”:  as defined in Section 7.6.

“Disposition”:  with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (including by way of a merger or consolidation) of such Property or any interest therein (including the sale or factoring at maturity or collection of any accounts or permitting or suffering any other Person to acquire any interest (other than a Lien permitted under Section 7.3) in such Property; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a change in control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the Term Loan Maturity Date, except to the extent that such Capital Stock is redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

“Distribution”:  the distribution by Holdings of the net proceeds of the borrowings under the Term Loan and the Senior Notes and the net proceeds of the IPO to Kerr-McGee Worldwide, all net of any fees, costs or expenses relating to the Contribution, the IPO, the offering of the Notes and the creation of and initial borrowing under the Credit Facilities and transactions related thereto (it being understood and agreed that such fees, costs and expenses may be estimated by Holdings in good faith).

“Documentation Agent”:  as defined in the preamble hereto.

“Dollar Equivalent”:  at the time of determination thereof, (a) in relation to any amount denominated in euro, the equivalent of such amount in Dollars determined by using the Dollar Equivalent Exchange Rate on the most recent Valuation Date; or (b) in relation to any amount denominated in Dollars, the amount thereof.

“Dollar Equivalent Exchange Rate”:  on any Valuation Date, the rate of exchange indicated for the purchase of Dollars with euro on the Bloomberg Key Cross Currency Rates screen at 11:00 a.m. (New York City time) on such Valuation Date.

“Dollar Loan”:  a Loan denominated in Dollars.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of the Borrower that is organized under the laws of any jurisdiction within the United States of America.

“ECF Percentage”:  with respect to any fiscal year of the Borrower, 75%; provided, that, with respect to any fiscal year of the Borrower ending on or after December 31, 2006, the ECF Percentage shall instead be (i) 50% if the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal year is greater than 4.0 to 1.0, (ii) 25% if the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal year is greater than 6.0 to 1.0 or (iii) 0% if the Consolidated Interest Coverage Ratio for the period of the four consecutive fiscal quarters ending on the last day of such fiscal year is greater than 8.0 to 1.0.

“Electrolytic Assets”: those assets used in electrolytic business of the Borrower and its Subsidiaries described in Schedule 1.1(a) hereto.

“Eligible Assignee”: as defined in Section 10.6(c).

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any foreign government, the United States, or any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, employee health and safety, or Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“euro” and the sign “€”:  each, the lawful money of the participating member states of the European Union.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of Holdings, the excess, if any, of (a) the amount of “net cash provided by operating activities”, determined on a consolidated basis in accordance with GAAP and as such amount is set forth opposite such caption in the consolidated statement of cash flows of Holdings and its Subsidiaries for such fiscal year (the “Cash Flow Statement”) plus (b) cash collected on repurchased receivables, as set forth opposite such caption on the Cash Flow Statement, minus (c) the sum, without duplication, of (i) except to the extent directly or indirectly financed by incurring Indebtedness (including the incurrence of Capital Lease Obligations) or by any capital contribution to, or the issuance of any Capital Stock of, Holdings, or to the extent constituting a reinvestment of Net Cash Proceeds of a Reinvestment Event, (A) the aggregate amount paid in cash by the Borrower and its Subsidiaries during such fiscal year on account of capital expenditures, as set forth opposite such caption on the Cash Flow Statement, (B)  the aggregate amount paid in cash (net of cash acquired) by the Borrower and its Subsidiaries during such fiscal year on account of acquisitions, as set forth opposite the caption “acquisitions, net of cash acquired” on the Cash Flow Statement, (C) the aggregate amount paid in cash by the Borrower and its Subsidiaries during such fiscal year on account of purchases of long-term investments, as set forth opposite such caption on the Cash Flow Statement, and (D) the aggregate amount of cash dividends paid during such fiscal year by Holdings, as set forth opposite the caption “dividends paid” on the Cash Flow Statement to the extent permitted under clause (d) of Section 7.6, (ii) the aggregate amount of all mandatory prepayments of Term Loans during such fiscal year made pursuant to Section 2.12(b), (f) or (g) with the Net Cash Proceeds of Asset Sales, Receivable Qualifying Asset Sales or Recovery Events to the extent such Net Cash Proceeds are included in “net cash provided by operating activities” for such fiscal year, (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans and all payments of Reimbursement Obligations during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, other than, in each case, prepayments made in connection with a refinancing of such Indebtedness and (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder); provided, however, that, “Excess Cash Flow” shall not include any proceeds from the Incurrence of Indebtedness by Holdings or any Subsidiary thereof or the issuance by Holdings of, or capital contributions on, its Capital Stock, in each case pursuant to the terms hereof.

“Excess Cash Flow Application Date”:  as defined in Section 2.12(c).

“Exemption Certificate”:  as defined in Section 2.20(d).

“Existing Issuing Lender”:  collectively, JPMorgan Chase Bank, N.A. and ABN Amro Bank N.V., the issuing banks in respect of the Existing Letters of Credit.

“Existing Letters of Credit”:  the letter of credits issued under the KMG Existing Credit Agreement or under the umbrella agreement between ABN AMRO Bank N.V. and KMG, dated as of November 8, 2000 by the Existing Issuing Lender for the benefit of the Borrower or a Subsidiary of the Borrower in the respective outstanding face amounts on the Closing Date specified on Annex B.

“Facility”:  each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”), and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“Facility Rating”: a rating of the Credit Facilities by a Rating Agency.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain Fee Letter, dated October 26, 2005, among KMG, Holdings, the Borrower, Lehman Brothers Inc. and the Arrangers.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Debt Amount”: the sum of (i) the aggregate principal amount of the Indebtedness of Foreign Subsidiaries (and KMEMC) owing to the Borrower and the

Subsidiary Guarantors outstanding on the Closing Date as specified on Schedule 1.1(b) hereto and (ii) $75,000,000.

“FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower. (e.g., FQ1 2005 means the first fiscal quarter of the Borrower’s 2005 fiscal year, which ends March 31, 2005).

“Funded Debt”:  with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (b), (c), (d), (e), (g) and (h) of the definition of “Indebtedness” in this Section, provided that Indebtedness referred to in clause (h) shall constitute Funded Debt only to the extent that it relates to Indebtedness in respect of clauses (a), (b), (c), (d) or (e) of the definition of “Indebtedness” in this Section.

“Funding Office”:  the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time, but subject to Section 10.16 of this Agreement.

“Governing Documents”:  collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constituent documents of such Person.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Guarantee Obligation”:  with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term

Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Holdings, the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Henderson Real Estate”:  the real estate described on Schedule 1.1(d).

“Henderson Sale Proceeds”:  all cash and Cash Equivalents (including any such cash or Cash Equivalents received by way of distributions in respect of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by the Borrower from The Landwell Company, LP and/or Basic Management, Inc. in connection with the sale of the Henderson Real Estate by The Landwell Company, LP and the distribution of the net proceeds of such sale by The Landwell Company, LP and/or Basic Management, Inc. to its equity holders, net of (i) taxes paid and/or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) all other amounts of the type described in clauses (a)(i) and (a)(ii) of the definition of “Net Cash Proceeds” to the extent applicable to Holdings, the Borrower or any of its Subsidiaries in connection with such sale.

“Immaterial Subsidiary”:  as of any date, any Subsidiary whose total assets, as of the last day of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding such date, are less than $50,000 and whose total revenues for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date do not exceed $50,000; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it (i) directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of any of Holdings, the Borrower or any Subsidiary Guarantor or (ii) owns any Stock Collateral.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), provided that the amount of such Indebtedness of any Person described in this clause (d) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Stock of such Person, provided that the amount of such Indebtedness of any Person described in this clause (g) shall, for the purposes of this Agreement, be deemed to be equal to the liquidation value of such Disqualified Stock, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) to the extent not otherwise included pursuant to clause (a) through (h) above, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that the amount of such Indebtedness of any Person described in this clause (i) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements (it being understood that obligations of such Person in respect of Hedge Agreements shall otherwise not be considered Indebtedness for purposes of this Agreement); provided that Indebtedness shall not include any earn-out obligations.  The amount of any Indebtedness under clause (j) shall be the net amount, including any net termination payments, that would be required to be paid to a counterparty on such date if a termination of the applicable Hedge Agreement were to occur on such date, rather than the notional amount of the applicable Hedge Agreement.  The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, recipes, formulas, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBO Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBO Rate Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan (unless all Revolving Credit Loans are being repaid in full in immediately available funds and the Revolving Credit Commitments terminated) and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any LIBO Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBO Rate Loan and ending one, two, three or six months or (if available to all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) one, two or three weeks or nine or twelve months thereafter, as selected by the Borrower in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBO Rate Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) one, two or three weeks or nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, on the third Business Day prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that would otherwise extend beyond the Scheduled Revolving Credit Termination Date (with respect to the Revolving Credit Facility) or beyond the date final payment is due on the Term Loans (with respect to the Term Loan Facility) shall end on the Scheduled Revolving Credit Termination Date or such due date, as applicable; and

(c)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”:  as defined in Section 7.8.

“IPO”: the initial public offering of class A common stock of Holdings.

“Issuing Lender”:  the collective reference to each Revolving Credit Lender (or any Lender Affiliate that becomes a party hereto) from time to time designated by the Borrower with the consent of such Revolving Credit Lender and the Administrative Agent (which consent shall not unreasonably be withheld or delayed), in its capacity as issuer of any Letter of Credit.  The Issuing Lenders, on the date hereof, are, collectively, ABN Amro Bank N.V. and JPMorgan Chase Bank, N.A.

“KMEMC” means Kerr-McGee Environmental Management Corporation, a Delaware corporation.

“KMG”:  Kerr-McGee Corporation, a Delaware corporation.

“KMG Existing Credit Agreement”:  dated as of May 18, 2005 and amended on November 15, 2005, among KMG, as borrower, the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents named herein.

“Kerr-McGee Worldwide”:  Kerr-McGee Worldwide Corporation, a Delaware corporation.

“KMG Specified Debt Instruments”:  the KMG Existing Credit Agreement and the Existing Indentures (as defined in the KMG Existing Credit Agreement).

“KMG Party”:  (i) KMG; (ii) Kerr-McGee Worldwide; and (iii) each Subsidiary of KMG (other than Holdings, the Borrower or its Subsidiaries).

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C (Euro) Obligations”: at any time, an amount equal to the sum of, without duplication, (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (Euro) and (b) the aggregate amount of drawings under Letters of Credit (Euro) that have not then been reimbursed pursuant to Section 3.5.

“L/C Obligations”:  at any time, an amount equal to the sum of, without duplication, (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:   with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.

“Lender Addendum”:  with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit H, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.

“Lender Affiliate”: as to any Lender, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Lender.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote at least a majority of the securities having ordinary voting power for the election of directors (or for persons having similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Lenders”:  as defined in the preamble hereto.

“Letter Agreement”:  the Letter Agreement, dated as of February 23, 2005, among the KMG and Lehman Brothers.

“Letters of Credit”:  as defined in Section 3.1(a).

“Letter of Credit (Euro)”:  any Letters of Credit drawings under which are payable in euro.

“LIBOR”:  with respect to any Interest Period for any LIBO Rate Loan in an Applicable Currency comprising part of the same Borrowing, the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates LIBOR for deposits in the Applicable Currency (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the Applicable Currency in an amount equal to $5,000,000 or €5,000,000, as the case may be, are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“LIBO Rate”:  with respect to each day during each Interest Period for any LIBO Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 – LIBOR Statutory Reserves

“LIBO Rate Dollar Loan”:  any LIBO Rate Loan denominated in Dollars.

“LIBO Rate Loan”:  any Loan for which the applicable rate of interest is based upon the LIBO Rate.

“LIBO Rate Tranche”: the collective reference to LIBO Rate Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether on such Loans shall originally have been made on the same day).

“LIBOR Lending Office”:  with respect to any Lender, the office of such Lender specified as its “LIBOR Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“LIBOR Statutory Reserves”:  the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Lender Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities.  Such reserve percentages shall include those imposed pursuant to Regulation D of the Board as in effect from time to time.  LIBO Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board as in effect from time to time.  LIBOR Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents and the Notes.

“Loan Parties”:  Holdings, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

“Majority Revolving Credit Facility Lenders”:  the Majority Facility Lenders in respect of the Revolving Credit Facility.

“Master Separation Agreement”:  the Master Separation Agreement dated on or about the Closing Date by and among KMG, Kerr-McGee Worldwide, and Holdings.

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the validity, enforceability or priority of the Liens purported to be created by the Security Documents or (c) the validity or enforceability of the Loan Documents or the material rights or remedies of the Agents or the Lenders under the Loan Documents.

“Material Contractual Obligations”:  (i) any Material Indebtedness; (ii) any Contractual Obligation with respect to Holdings, the Borrower or any of its Subsidiaries that is required to be filed as an exhibit to an annual report on Form 10-K of Holdings pursuant to paragraph (10) of Item 601(b) of Regulation S-K; or (iii) any other Contractual Obligation with respect to Holdings, the Borrower or any of its Subsidiaries for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness”: (i) Indebtedness under the Senior Note Indenture; or (ii) any other Indebtedness of Holdings, the Borrower or any of its Subsidiaries the outstanding principal amount of which exceeds $25,000,000 in the aggregate.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances of any kind, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Moody’s”: Moody’s Investors Services, Inc. or its successor.

“Mortgaged Properties”:  the real properties and leasehold estates listed on Schedule 1.1(c) and such other real properties and leaseholds interests specified after the Closing Date by the Borrower to the Administrative Agent in a written notice referencing this definition, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form to be provided in accordance with Section 7.21 (which such form of mortgage shall become Exhibit K hereto (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a)  in connection with any Asset Sale, Receivable Qualifying Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, Receivable Qualifying Asset Sale or Recovery Event, net of (i) appraisal fees, survey costs, title insurance premiums, attorneys’ fees, notarial fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (together with any accrued and unpaid interest thereon, premium or penalty or other amount payable with respect thereto) secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale, Receivable Qualifying Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid and/or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (ii) solely in connection with any such Asset Sale, any reserve established in accordance with GAAP or amounts deposited in escrow for adjustment in respect of the sale price of such asset or assets or for indemnities with respect to such Asset Sale, provided that any such reserved or escrowed amounts shall be Net Cash Proceeds to the extent and at the time released to Holdings, the Borrower or any Subsidiary and not required to be so used; and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be paid as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Excluded Taxes”:  as defined in Section 2.20(a).

“Non-U.S. Lender”:  as defined in Section 2.20(d).

“Note”:  any promissory note evidencing any Loan.

“Obligations”:  the unpaid principal of and interest (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or Issuing Lender or (in the case of any Specified Hedge Agreement or Specified Cash Management Agreement or the Specified Letter of Credit) any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Agreement or the Specified Letter of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender or to any Qualified Counterparty that are required to be paid by the Borrower pursuant hereto or pursuant to any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or the Specified Letter of Credit) or otherwise; provided, that (i) Obligations of the

Borrower or any Subsidiary under any Specified Hedge Agreement , any Specified Cash Management Agreement and the Specified Letter of Credit shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements, Specified Cash Management Agreements or the Specified Letter of Credit or the Specified Letter of Credit Issuer.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(b).

“Payment Office”:  the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permits”:  the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, and rights of way granted by a Governmental Authority.

“Permitted Acquisitions”:  as defined in Section 7.8(h).

“Permitted Liens”:  the collective reference to (i) in the case of Collateral other than Stock Collateral, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Stock Collateral, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Personal Property Collateral”: any Property of Borrower or any Guarantor, whether now owned or hereafter acquired, constituting (i) Stock Collateral; or (ii) inventory, equipment (other than vehicles) or accounts (each as defined in the UCC) or certain other personal property, in each case upon which a Lien is purported to be created by any Security Document.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and which the Borrower (or, with respect to any Single Employer Plan or Multiemployer Plan, any Commonly Controlled Entity) maintains, administers, contributes to or is required to contribute to or under which the Borrower (or, with respect to any Single Employer Plan or Multiemployer Plan, any Commonly Controlled Entity) could incur any liability.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Pro Forma Balance Sheet”:  as defined in Section 4.1(a).

“Projections”:  as defined in Section 6.2(c).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Qualified Counterparty:  (i) with respect to any Specified Hedge Agreement or Specified Cash Management Agreement (other than any Specified Citigroup Cash Management Agreement), any counterparty thereto that, at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into, was a Lender or a Lender Affiliate, (ii) with respect to the Specified Letter of Credit, the Specified Letter of Credit Issuer, or (iii) with respect to any Specified Citigroup Cash Management Agreement, Citicorp USA, Inc. or the Lender Affiliate thereof party thereto on the Closing Date, in the case of (i), (ii) or (iii) if (but only if) such Person has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 of this Agreement as if it were a Lender party hereto.

“Rating Agency”: each of (i) Moody’s and (ii) S&P.

“Receivables Assets”: any accounts receivable, instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, “Receivables”) of the Borrower or any of its Subsidiaries, and any assets related thereto including all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions.

“Receivable Asset Sale”: any Disposition of Receivables Assets permitted by clause (l) of Section 7.5 with respect to a Receivable Financing Transaction.

“Receivable Financing Transaction”: any transaction or series of transactions entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any Subsidiary sells, conveys or otherwise transfers, directly or indirectly, to (a) a Special Purpose Subsidiary (without recourse to or guarantee by any Loan Party (excluding any guarantee of obligations (other than the principal of, or interest on, Indebtedness), or recourse, pursuant to Standard Securitization Undertakings)) and (b) thereupon such Special Purpose Subsidiary sells, conveys or otherwise transfers to any other Person (or grants to any other Person a security interest in), any Receivables Assets in each case in a manner customary for asset securitization transactions involving accounts receivable.

“Receivable Qualifying Asset Sale”: (i) the initial Receivable Asset Sale to any Special Purpose Subsidiary and (ii) any subsequent Receivable Asset Sale to such Special Purpose Subsidiary to the extent (and only to the extent) the consideration for the Disposition of the Receivables Assets to such Special Purpose Subsidiary is funded with the proceeds of Indebtedness or participation certificates or certificates of beneficial interest or like instruments incurred or issued (other than to the Borrower or its Subsidiaries) by such Special Purpose Subsidiary or any other Person to which Receivables Assets are or have been Disposed of.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower or any of its Subsidiaries.

“Refunded Swing Line Loans”:  as defined in Section 2.7(b).

“Refunding Date”:  as defined in Section 2.7(c).

“Register”:  as defined in Section 10.6(d).

“Registration Rights Agreement”:  the Registration Rights Agreement, dated the Closing Date, among the Borrower, Lehman Brothers Inc. and Credit Suisse First Boston, LLC, with respect to the Senior Notes.

“Regulation D”:  Regulation D of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation H”:  Regulation H of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation U”:  Regulation U of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation X”:  Regulation X of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Holdings, the Borrower or any of its Subsidiaries in connection therewith that are specified in a Reinvestment Notice as not being required to be initially applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has duly delivered a Reinvestment Notice.

“Reinvestment Event Assets”:  the assets that were the subject of a Reinvestment Event.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event specified in such notice to acquire or repair Collateral (or, to the extent the Reinvestment Event Assets were not Collateral, any assets) owned (or to be owned) by and useful in the business of the Borrower or a Subsidiary Guarantor (or, if the Reinvestment Event Assets were not owned by the Borrower or a Subsidiary Guarantor, the Borrower or any Subsidiary thereof).

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair Collateral (or, to the extent the Reinvestment Event Assets were not Collateral, any assets) owned (or to be owned) by and useful in the business of the Borrower or a Subsidiary Guarantor (or, if the Reinvestment Event Assets were not owned by the Borrower or a Subsidiary Guarantor, the Borrower or any Subsidiary thereof).

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, with all or any portion of the relevant Reinvestment Deferred Amount acquire or repair Collateral (or, to the extent the Reinvestment Event Assets were not Collateral, any assets) owned (or to be owned) by and useful in the business of the Borrower or a Subsidiary Guarantor (or, if the Reinvestment Event Assets were not owned by the Borrower or a Subsidiary Guarantor, the Borrower or any Subsidiary thereof).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president or chief financial officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person.  Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Credit Base Rate Loan”:  a Revolving Credit Loan that is a Base Rate Loan.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Total Revolving Credit Commitments is $250,000,000.

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Euro Loan”:  a Revolving Credit Loan denominated in euro.

“Revolving Credit Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit Lender”:  each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit LIBO Rate Dollar Loan”:  a Revolving Credit Loan denominated in dollars that is a LIBO Rate Loan.

“Revolving Credit Loans”:  as defined in Section 2.4.

“Revolving Credit Note”:  as defined in Section 2.8.

“Revolving Credit Percentage”:  as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal or face amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes the aggregate principal or face amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”:  the earliest of (i) the Scheduled Revolving Credit Termination Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.10 and (iii) the date on which the Obligations become due and payable pursuant to Section 8.

“Revolving Extensions of Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the Dollar Equivalent of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“S&P”:  Standard & Poor’s Ratings Group or its successor.

“Scheduled Revolving Credit Termination Date”:  November 28, 2010, the fifth anniversary of the Closing Date.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”:  collectively, the Arrangers, the Administrative Agent, the Issuing Lenders, the Lenders, and with respect to any Specified Hedge Agreement or any Specified Cash Management Agreement or the Specified Letter of Credit, any Qualified Counterparty that has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 hereof as if it were a Lender party hereto.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Note Documentation”:  the Senior Note Indenture and the Registration Rights Agreement, together with any other instruments and agreements entered into by the Borrower or its Subsidiaries pursuant thereto (other than the Loan Documents), as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Senior Note Indenture”:  the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with Section 7.9.

“Senior Notes”:  the senior notes of the Borrower and Tronox Finance initially due 2012 issued from time to time pursuant to the Senior Note Indenture.

“Senior Unsecured Debt Documents”:  as defined in Section 7.2(n).

“Senior Note Refinancing Documents”:  as defined in Section 7.2(f).

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (as such term is defined in clause (a)) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured; provided that, for purposes of this definition, in computing the amount of any contingent, unliquidated, unmatured or disputed claim at any time, it is intended that such claims will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual, liquidated or matured claim.

“Solvency Certificate”:  the Solvency Certificate to be executed and delivered by the chief financial officer of the Borrower, substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Special Purpose Subsidiary”:  any Subsidiary of the Borrower (other than a Subsidiary Guarantor):

(a)           which has been created by the Borrower or any of its Subsidiaries for the sole purpose of facilitating, and which engages in no activities other than in connection with, Receivable Financing Transactions;

(b)           which is designated by a Responsible Officer of the Borrower (as provided below) as a Special Purpose Subsidiary;

(c)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary (excluding guarantees of obligations (other than the principal of, or interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(d)           with which neither the Borrower nor any other Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a

Receivable Financing Transaction) other than on terms no less favorable to the Borrower or such other Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, other than as may be customary in accounts receivable transactions including fees payable in connection with servicing accounts receivable;

(e)           to which neither the Borrower nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(f)            which has no Subsidiaries.

Any such designation by a Responsible Officer of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate of the Borrower certifying, to the best of such officer’s knowledge and belief after consulting with counsel, that such designation complies with the foregoing conditions.

“Specified Cash Management Agreement’:  as defined in the Guarantee and Collateral Agreement.

“Specified Change of Control”:  a “Change of Control” or similar event (howsoever defined) as defined in the Senior Note Indenture.

“Specified Citigroup Cash Management Agreement”:  as defined in the Guarantee and Collateral Agreement.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) any Loan Party and (ii) any Qualified Counterparty and (b) which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by any such Loan Party as a Specified Hedge Agreement; provided that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Specified Letter of Credit”:  as defined in the Guarantee and Collateral Agreement.

“Specified Letter of Credit Issuer”:  as defined in the Guarantee and Collateral Agreement.

“Spin-Off/Split-Off”:  the pro rata or non pro rata transfer by KMG to its stockholders of 100% of the outstanding class B common stock of Holdings in a distribution intended to be tax free under Section 355 and 368(a)(1)(D) of the Internal Revenue Code.

“Standard Securitization Undertakings”:  representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary transferring Receivables Assets to a Special Purpose Subsidiary in connection with a Receivable Financing Transaction which are reasonably customary and market in an accounts receivable securitization transaction.

“Stock Collateral”: (i) with respect to Borrower or any Domestic Subsidiary thereof (other than a Special Purpose Subsidiary), all Capital Stock thereof; or (ii) with respect to any direct Foreign Subsidiary (other than a Special Purpose Subsidiary) of the Borrower or any Subsidiary Guarantor, (x) 65% of the voting Capital Stock thereof and (y) 100% of the non-voting Capital Stock thereof.

“Subordinated Debt Documents”:  as defined in Section 7.2(o).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  at any time, (i) Tronox Finance and (ii) each direct or indirect Domestic Subsidiary of the Borrower other than (x) KMEMC and (y) any Domestic Subsidiary of the Borrower that is either (A) an Immaterial Subsidiary or Special Purpose Subsidiary at such time, or (B) not a party to the Guarantee and Collateral Agreement as “Grantor” and “Guarantor” thereunder at such time.

“Swing Line Commitment”:  the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swing Line Lender”:  Lehman Commercial Paper Inc. or such other Lender (in its capacity as the lender of Swing Line Loans) as may be appointed by the Borrower with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

“Swing Line Loans”:  as defined in Section 2.6.

“Swing Line Note”: as defined in Section 2.8(e).

“Swing Line Participation Amount”:  as defined in Section 2.7(c).

“Syndication Agent”:  as defined in the preamble hereto.

“Syndication Date”:  the date which is 90 days after the Closing Date or such earlier date that the Administrative Agent determines the syndication is complete.

“Syndication Letter Agreement”:  the engagement letter agreement, dated as of October 26, 2005 among KMG, Holdings, the Borrower, Lehman Commercial Paper Inc. and the Arrangers relating to the syndication of the Facilities.

“Term Loan”:  as defined in Section 2.1.

“Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Term Loan Commitments is $200,000,000.

“Term Loan Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Term Loan Lender”:  each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Maturity Date”:  November 28, 2011, the sixth anniversary of the Closing Date.

“Term Loan Percentage”:  as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Notes”:  as defined in Section 2.8(e).

“Total Revolving Credit Commitments”:  at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transaction”:  the Contribution, the IPO, the Distribution and, if applicable, the Spin-Off/Split-Off.

“Transaction Agreements”:  (i) that certain Assignment, Assumption and Indemnity Agreement, dated December 31, 2002, by and between the Borrower and Kerr-McGee Oil & Gas Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of KMG, (ii) the Master Separation Agreement, (iii) that certain Registration Rights Agreement dated on or about the Closing Date by and between KMG and Holdings, (iv) that certain Transitional License Agreement dated on or about the Closing Date by and among Kerr McGee Worldwide and Holdings, (v) that certain Tax Sharing Agreement dated on or about the Closing Date by and between KMG and Holdings, (vi) that certain Employee Benefits Agreement dated on or about the Closing Date by and between KMG and Holdings, and (vii) that certain Transition Services Agreement dated on or about the Closing Date by and among KMG, Kerr-McGee Worldwide and Holdings, in each case, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with Section 7.16.

“Transaction Documentation”:  collectively, the Transaction Agreements and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Transferee”:  as defined in Section 10.14.

“Tronox Finance”:  Tronox Finance Corp., a Delaware corporation.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a LIBO Rate Loan.

“UCC”:  the Uniform Commercial Code, as in effect in any jurisdiction from time to time.

“Valuation Date”: (i) the date three Business Days prior to the making of any Revolving Credit LIBO Rate Dollar Loan, the continuation of any Revolving Credit LIBO Rate Dollar Loan, the conversion of any Revolving Credit Base Rate Loan into a Revolving Credit LIBO Rate Dollar Loan, the conversion of any Revolving Credit LIBO Rate Dollar Loan into a Revolving Credit Base Rate Loan or issuance of any Letter of Credit denominated in Dollars, (ii) the date three Business Days prior to the making of any Revolving Credit Euro Loan, the continuation of any Revolving Credit Euro Loan or the issuance of any Letter of Credit (Euro), (iii) the date two Business Days prior to the making of any Revolving Credit Base Rate Loan, (iv) the last Business Day of any calendar quarter, and (v) any other date designated by the Administrative Agent.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           All calculations of financial ratios set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater and shall be rounded down if the number in the decimal place immediately following the last calculated decimal place is four or lower.  For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is (i) 5.126, the ratio will be rounded up to 5.13 and (ii) 5.124, the ratio will be rounded down to 5.12.

(f)            The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (other than Obligations in respect of any Specified Hedge Agreement and unmatured contingent reimbursement and indemnification Obligations).

(g)           The words “including” and “includes” and words of similar import when used in this Agreement shall not be limiting and shall mean “including without limitation” or “includes without limitation”, as the case may be.

(h)           In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(i)            References in this Agreement to any statute, law, treaty, rule or regulation of any Governmental Authority shall be to such statute, law, treaty, rule or regulation of any Governmental Authority as amended or modified and in effect at the time any such reference is operative.

(j)            References in this Agreement to any agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(k)           The terms “Lender” and “Administrative Agent” include their respective successors.

(l)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

SECTION 2.                                AMOUNT AND TERMS OF COMMITMENTS

2.1           Term Loan Commitments.  Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) denominated in

Dollars to the Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender.  The Term Loans may from time to time be LIBO Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2           Procedure for Term Loan Borrowing.  The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time on the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.  The Term Loans made on the Closing Date shall initially be Base Rate Loans and no Term Loans may be converted into a LIBO Rate Loan prior to the date that is 7 days after the Closing Date.  Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3           Repayment of Term Loans.  The Term Loan of each Term Loan Lender shall mature in 24 consecutive quarterly installments, commencing on March 31, 2006, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Term Loans made on the Closing Date:

Installment	Percentage
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	23.75%

Installment	Percentage
June 30, 2011	23.75%
September 30, 2011	23.75%
Term Loan Maturity	23.75%
Date

2.4           Revolving Credit Commitments.  (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) denominated in Dollars or (subject to Sections 2.17 or 2.22) euro to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate amount having a Dollar Equivalent at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the Dollar Equivalent of the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed such Lender’s Revolving Credit Commitment (or, prior to the first Business Day after the Closing Date, such Lender’s Revolving Credit Percentage of $25,000,000).  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may from time to time be LIBO Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that all Revolving Euro Loans shall be made as LIBO Rate Loans and shall not be available as Base Rate Loans.

(b)           The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5           Procedure for Revolving Credit Borrowing.  The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of LIBO Rate Loans, (b) prior to 10:00 A.M. New York City time , on the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the Applicable Currency and the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of LIBO Rate Loans, the length of the initial Interest Period therefor.  Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments is less than $1,000,000, such lesser amount), (y) in the case of LIBO Rate Loans denominated in Dollars, $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) in the case of Revolving Euro Loans, €1,000,000 or a whole multiple of €1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.7.  Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent in the Applicable Currency for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, or 12:00 Noon, London time (in the case of Revolving Euro Loans) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.6           Swing Line Commitment.  (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) denominated in Dollars a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments at such time would be less than zero.  During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swing Line Loans shall be Base Rate Loans only.

(b)           The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.7           Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.  (a)  The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date.  Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan.  The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

(b)           The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving

Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.  The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to pay the amount of such Refunded Swing Line Loans when due and payable by the Borrower pursuant to Section 2.6(b) to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

(c)           If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d)           Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e)           Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit

Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8           Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount and Applicable Currency of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)           The Borrower agrees that, upon the request to the Administrative Agent and the Borrower by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1, F-2 or F-3, respectively (a “Term Note”, “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.9           Commitment Fees, etc.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (other than any Defaulting Lender) a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Closing Date.

(b)           Holdings and the  Borrower agrees to pay to the Arrangers on the Closing Date the fees in the amounts previously agreed to in writing by the Borrower and the Arrangers.

(c)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.10         Termination or Reduction of Commitments.  (a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments.  Any such reduction shall be in an amount equal to $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.  The Commitments with respect to the Term Loans shall be reduced to zero upon the funding of the Term Loans on the Closing Date.

2.11         Optional Prepayments.  (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon New York City time on the third Business Day prior thereto in the case of LIBO Rate Loans no later than 10:00 A.M. New York City time, on such day, in the case of Base Rate Loans, which notice shall (i) designate whether the Borrower is prepaying Swing Line Loans, Revolving Credit Loans and/or Term Loans and (ii) specify the date and amount of such prepayment, and whether the prepayment is of LIBO Rate Loans or Base Rate Loans and the Applicable Currency thereof; provided, that  (i) if a LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) no prior notice is required for the prepayment of Swing Line Loans.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans (unless all Revolving Credit Loans are being repaid and the Revolving Credit Commitments terminated) that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of amount equal to (i) if the Applicable Currency is Dollars, $5,000,000, or an

integral multiple of $1,000,000 in excess thereof or (ii) if a Revolving Euro Loan, €5,000,000, or an integral multiple of €1,000,000 thereof.  Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof.  Notwithstanding anything in Section 2.10 or 2.11 to the contrary, a notice of prepayment or termination or reduction of Revolving Credit Commitments may state that such notice is conditioned upon effectiveness of other financing, in which case such notice may be revoked by notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied.

2.12         Mandatory Prepayments.  (a) If any Indebtedness shall be incurred by Holdings, the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with clauses (a) through (m) or clauses (q), (r) or (s) of Section 7.2), then not later than five Business Days after the date of such incurrence, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(d).  The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by Holdings, the Borrower or any of its Subsidiaries not permitted by Section 7.2.

(b)           If on any date Holdings, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, within five Business Days of the date of receipt by Holdings, the Borrower or such Subsidiary of such Net Cash Proceeds, such Net Cash Proceeds shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, (i) no prepayment shall be required by this paragraph (b) in respect of any Asset Sale or Recovery Event that generates Net Cash Proceeds of less than or equal to $5,000,000, and (ii) on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.12(d).  The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(c)           If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2006, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid in an amount equal to the ECF Percentage of such Excess Cash Flow,  as set forth in Section 2.12(d).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)           Amounts to be applied pursuant to Section 2.12 (a), (b), (c), (f) and (g) shall be applied to the prepayment of the Term Loans.  The application of any prepayment pursuant to Section 2.11 or this Section 2.12 shall be made, first, to Base Rate Loans and, second, to LIBO Rate Loans, in each case in a manner which, in the Administrative Agent’s reasonable judgment, following consultation with the Borrower, (which shall be conclusive) minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21.  Each prepayment of the Loans under Section 2.11 and this Section 2.12 (except in the case of Revolving Credit Loans (unless the Revolving Credit Loans are being repaid in full and the

Revolving Credit Commitments terminated) that are Base Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such prepayment to the applicable Lender on the amount prepaid.

(e)           If on any Valuation Date the Administrative Agent shall determine and notify the Borrower that the aggregate Revolving Extensions of Credit on such Valuation Date exceed 105% of the Total Revolving Credit Commitments on such Valuation Date (such notice to provide the euro/Dollar exchange rate used in such calculation, which shall be the Dollar Equivalent Exchange Rate on such Valuation Date), then the Borrower shall, on the third Business Day (such day, the “Payment Date”) following receipt by it of such notice from the Administrative Agent, provide cash collateral for the Letters of Credit in the manner set forth in Section 8 and/or prepay Swingline Loans or Revolving Credit Loans, in such combination and amounts as the Borrower may determine in its sole discretion, to the extent necessary to ensure that, after giving effect to any borrowings or prepayments to be made by the Borrower on or prior to such Payment Date, the aggregate Revolving Extensions of Credit (measured using the Dollar Equivalent Exchange Rate specified in such notice) outstanding on such Payment Date do not exceed the Total Revolving Credit Commitments on such Payment Date.  If, on any date subsequent to such Payment Date, the Administrative Agent reasonably determines that any cash collateral for Letters of Credit provided pursuant to this Section 2.12(e) is no longer required, the Administrative Agent, with the consent of each Issuing Lender that has issued a Letter of Credit that is outstanding as of such date (which consent shall not be unreasonably withheld or delayed), shall promptly return such cash collateral to the Borrower.

(f)            If Holdings, the Borrower or any of its Subsidiaries shall receive any Henderson Sale Proceeds, then not later than five Business Days after the date of receipt of such Henderson Sale Proceeds by such Person, an amount equal to 100% of such Henderson Sale Proceeds shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(g)           If on any date Holdings, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Receivable Qualifying Asset Sale, then, within five Business Days of the date of receipt by Holdings, the Borrower or such Subsidiary of such Net Cash Proceeds, 50% of such Net Cash Proceeds shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(d).  The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

2.13         Conversion and Continuation Options.  (a) The Borrower may elect from time to time to convert LIBO Rate Dollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 noon, New York City time, on the proposed conversion date, provided that any such conversion of LIBO Rate Loans may be made only on the last day of an Interest Period with respect thereto.  The Borrower may elect (subject to Sections 2.17 and 2.22) from time to time to convert Base Rate Loans to LIBO Rate Dollar Loans by giving the Administrative Agent prior irrevocable notice any of such election (which notice shall specify the length of the initial Interest Period therefor) no later than 12:00 noon New York City time, on the third Business Day prior to the proposed conversion date, provided that no Base Rate Loan under a particular Facility may be converted into a LIBO Rate Dollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversion or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           The Borrower may elect (subject to Sections 2.17 and 2.22) to continue any LIBO Rate Loan as such upon the expiration of the then current Interest Period with respect thereto for an additional Interest Period in the same Applicable Currency by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no LIBO Rate Loan under a particular Facility may be continued as such (i) for any Interest Period of any length (in the case of LIBO Rate Dollar Loans) or any Interest Period in excess of one month (in the case of Revolving Credit Euro Loans) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuation or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, any such Loans (other than Revolving Credit Euro Loans) shall be converted automatically to Base Rate Loans and Revolving Credit Euro Loans shall, if otherwise permitted under this Agreement, be continued as Revolving Credit Euro Loans with an Interest Period of one month, in each case on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c)           Revolving Credit Euro Loans may not be converted into Revolving Credit Dollar Loans.

2.14         Minimum Amounts and Maximum Number of LIBO Rate Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of LIBO Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBO Rate Loans comprising each LIBO Rate Tranche (x) if the Applicable Currency is Dollars, shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (y) if a Revolving Euro Loan, shall be equal to €1,000,000, or an integral multiple of €1,000,000 thereof and (b) no more than twelve LIBO Rate Tranches shall be outstanding at any one time.

2.15         Interest Rates and Payment Dates.  (a) Each LIBO Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such day plus the Applicable Margin in effect for such day.

(b)           Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)           (i)  If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the LIBO Rate Loans, a rate per annum equal to the LIBO Rate determined for such day plus the highest Applicable Margin for LIBO Rate Loans plus 2.0%, (y) in the case of the Base Rate Loans, a rate per annum equal to the Base Rate determined for such day plus the highest Applicable Margin for Base Rate Loans plus 2.0%, or (z) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility calculated at the highest Applicable Margin for such Loans plus 2.0%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility calculated at the highest Applicable Margin for such Loans plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility calculated at the highest Applicable Margin for such Loans plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)           Interest on any Loan or other Obligation shall be payable in same currency as the currency in which such Loan or other Obligation is payable.

2.16         Computation of Interest and Fees.  (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBO Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the LIBOR Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17         Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given:  (i) if the affected Loans are LIBO Rate Dollar Loans, (w) any LIBO Rate Dollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (x) any Base Rate Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to LIBO Rate Dollar Loans shall be continued as Base Rate Loans, (y) any outstanding LIBO Rate Dollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans and (z) the obligations of the Lenders to make or continue LIBO Rate Dollar Loans or to convert Base Rate Loans into LIBO Rate Dollar Loans shall be suspended until such notice has been withdrawn by the Administrative Agent; and (ii) if the affected Loans are Revolving Credit Euro Loans, (x) Revolving Credit Euro Loans will automatically, on the last day of the current Interest Period for such Loan, become due and payable and (y) the obligations of the Lenders to make or continue Revolving Euro Credit Loans shall be suspended until such notice has been withdrawn by the Administrative Agent.

2.18         Pro Rata Treatment and Payments.  (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.  Subject to Section 2.18(c), each payment (other than prepayments as set forth in Sections 2.18(b) or (c)) in respect of principal or interest in respect of the Term Loans and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.  The application of any prepayment pursuant to this Section 2.18 shall be made, first, to Base Rate Loans and, second, to LIBO Rate Loans.

(b)           Each payment (including each prepayment) of the Term Loans outstanding under the Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to reduce the then remaining installments of such Term Loans pro rata based upon the then remaining installments thereof.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

(d)           The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to LIBO Rate Loans under such Facility.  Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in the Applicable Currency and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBO Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a LIBO Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(g)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(h)           The Administrative Agent reserves the right to apply against the repayment of any Obligations owing in any currency, any repayment and other amounts that may be applied in accordance with other provisions of this Agreement to repay such Obligations, regardless of the currency in which such repayments and amounts were received or are held.

2.19         Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Rate hereunder; or

(ii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBO Rate Dollar or Revolving Credit Euro Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its written demand (which shall include the certificate described in Section 2.19(c)), any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy)

by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which request shall include the certificate described in Section 2.19(c)), the Borrower shall pay to such Lender within 15 days of receipt of such notice such additional amount or amounts as will compensate such Lender on an after-tax basis for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with reasonable detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20         Taxes.  (a) All payments made by the Borrower under this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Arrangers, any Agent or any Lender as a result of a present or former connection between the Arrangers, such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Arrangers’, such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Arrangers, any Agent or any Lender hereunder, the amounts so payable to the Arrangers, such Agent or such Lender shall be increased to the extent necessary to yield to the Arrangers, such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower or any Guarantor shall not be required to increase any such amounts payable to the Arrangers, any Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Arrangers’, such Agent’s or such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) in the case of any Non-U.S. Lender, that are United States withholding taxes imposed on amounts payable to the Arrangers, such Agent or such Lender at the time the Arrangers, such Agent or such Lender becomes a party to this Agreement, except to the extent that the Arrangers’, such Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).  The Borrower or the applicable Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Arranger, Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Arrangers, the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Arrangers, any Agent or any Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI (or successor form), or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G (the “Exemption Certificate”) to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (and in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

2.21         Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBO Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of LIBO Rate Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of LIBO Rate Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section, with reasonable detail demonstrating how such amounts were derived, submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22         Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBO Rate Dollar Loans or Revolving Credit Euro Loans as contemplated by this Agreement, (a) if the affected Loans are LIBO Rate Dollar Loans, (x) the commitment of such Lender hereunder to make LIBO Rate Dollar Loans, continue LIBO Rate Dollar Loans as such and convert Base Rate Loans to LIBO Rate Dollar Loans shall forthwith be canceled, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBO Rate Dollar Loans, and (y) such Lender’s Loans then outstanding as LIBO Rate Dollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law; or (b) if the affected Loans are Revolving Credit Euro Loans, (x) the commitment of such Lender hereunder to make Revolving Credit Euro Loans or continue Revolving Credit Euro Loans as such shall forthwith be canceled and such Lender shall make a Revolving Credit Base Rate Loan as part of any requested borrowing of Revolving Credit Euro Loans and (y) if Revolving Credit Euro Loans are then outstanding, the Borrower shall repay each such Loan on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a LIBO Rate Dollar Loan or repayment of a Revolving Credit Euro Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the

Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or to designate another lending office for any Loans affected by such event, in each case, with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24         Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender that (w) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20(a) or has invoked Section 2.22, (x) is in default of its obligation to make Loans hereunder (a “Defaulting Lender”), (y) becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers or (z) becomes a “Non-Consenting Lender” (as defined below), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the event of a replacement of a Non-Consenting Lender, in order for the Borrower to be entitled to replace such a Lender, such replacement must take place no later than 180 days after the date the Non-Consenting Lender shall have notified the Borrower and the Administrative Agent of its failure to agree to any requested consent, waiver or amendment, (iv) in the event of a replacement of a Lender that requested reimbursement pursuant to Section 2.19 or 2.20(a) or that invoked Section 2.22, prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20(a) or the effect of Section 2.22, (v) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (vi) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any LIBO Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, and, in the case of a replacement of a Revolving Credit Lender in respect of all or any portion of a Revolving Credit Commitment or a Revolving Credit Loan, each Issuing Lender, (viii)  the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (ix) until such time as such replacement shall be consummated the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20(a), as the case may be, and (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

In the event that (A) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (B) the consent, waiver or amendment in question requires the agreement of all Lenders in accordance with the terms of Section 10.1 or all the Lenders with respect to a certain class of the Loans and (C) Required Lenders or more than 50% of the class of such Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.  The Borrower’s right to replace a Defaulting Lender pursuant to this Section 2.24 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Defaulting Lender under this Agreement, at law, in equity, or by statute.

2.25         Limitation on Additional Amounts, etc.  Notwithstanding anything to the contrary contained in Sections 2.19, 2.20 or 2.22 of this Agreement, unless the Administrative Agent or a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 90 days after the later of (x) the date the Lender incurs the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, such Lender shall not be entitled to be compensated for interest and penalties by the Borrower pursuant to Sections 2.19, 2.20, or 2.22, as the case may be, to the extent such interest or penalties are incurred or suffered on or after such date.  This Section 2.25 shall have no applicability to any Section of this Agreement other than Sections 2.19, 2.20 or 2.22.

SECTION 3.           LETTERS OF CREDIT

3.1           L/C Commitment.  (a) Prior to the Closing Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate amount of the Available Revolving Credit Commitments at such time would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars or in euro and (ii) except as otherwise provided in Annex B with respect to certain Existing Letters of Credit, expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit Termination Date; provided that (i) any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above), and (ii) no Issuing Lender shall be under any obligation to issue a Letter of Credit (Euro) if the obligation of any Lender to make Revolving Credit Euro Loans is suspended at such time pursuant to Section 2.17 or Section 2.22.

(b)           No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender, with a copy to the Administrative Agent, at their addresses for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto).  Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent.  Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).

3.3           Fees and Other Charges.  (a) The Borrower will pay a fee in the Applicable Currency on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBO Rate Loans of the Applicable Currency under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.  In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee in the Applicable Currency on the aggregate drawable amount of all outstanding Letters of Credit issued by it of 1/8 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance of such Letter of Credit.

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4           L/C Participations.  (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, regardless of the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand at the Administrative Agent’s address for notices specified herein (and thereafter, the Administrative Agent shall promptly pay to the Issuing Lender) an amount in the Applicable Currency equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)           If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, the Issuing Lender shall so notify the Administrative Agent, who shall promptly notify the L/C Participants and each such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to the product of (i) such amount, times (ii) (x) if the Applicable Currency is Dollars, the daily average Federal Funds Effective Rate or (y) if the Applicable Currency is euro, the rate per annum applicable to Revolving Credit Euro Loans with Interest Periods of one month, in each case during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent, for the account of such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent, on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, (x) if the Applicable Currency is Dollars, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility and (y) if the Applicable Currency is euro, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Credit Euro Loans with Interest Periods determined by the Administrative Agent under the Revolving Credit Facility.  A certificate of the Administrative Agent on behalf of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter, the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5           Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender, no later than 1:00 p.m., New York City time, on the Business Day, if the Applicable Currency is Dollars, and on the third Business Day, if the Applicable Currency is euro, following the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”).  Each such payment shall be made to such Issuing Lender at its address for notices specified herein in the Applicable Currency and in immediately available funds.  Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate of interest applicable during such period to Revolving Credit Loans that are (i) if the Applicable Currency is Dollars, Base Rate Loans or (ii) if the Applicable Currency is euro, Revolving Credit Euro Loans with Interest Periods of one month, plus, in each case, for the period from the third Business Day following the date of the applicable drawing, 2% per annum.  Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of (i) if the Applicable Currency is Dollars, Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) or (ii) if the Applicable Currency is euro, Revolving Credit Euro Loans with Interest Periods of one month, in each case in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of (i) if the Applicable Currency is Dollars, Base Rate Loans (or, if applicable, Swing Line Loans) or (ii) if the Applicable Currency is euro, Revolving Credit Euro Loans could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6           Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for those resulting from a breach of standard of care specified in the UCC of the State of New York.  The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in accordance with the standards of care specified in the UCC of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly (and in any event within one Business Day) notify the Administrative Agent and the Borrower of the date and amount thereof.  The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, be limited to determining that the documents (including each draft) delivered under such Letter of

Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8           Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or the other Loan Documents, the provisions of this Agreement or the other Loan Documents shall apply.

SECTION 4.           REPRESENTATIONS AND WARRANTIES

To induce the Arrangers, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Arrangers, each Agent and each Lender that:

4.1           Financial Condition.  (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made and the Senior Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared based on the information available to Holdings and the Borrower as of the date of delivery thereof and on good faith estimates and assumptions believed by it to be reasonable as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at September 30, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date, subject to normal year-end adjustments and the absence of footnotes of the type typically included in audited statements prepared in accordance with GAAP.

(b)           The audited combined balance sheets of “Tronox” as at December 31, 2004 and December 31, 2003 and the related combined statements of operations and of cash flows for each of the three years in the period ended December 31, 2004, included in the Confidential Information Memorandum and reported on by and accompanied by an unqualified report from Ernst & Young, LLP, present fairly in all material respects the combined financial condition of Holdings and the Contributed Subsidiaries as at such date, and the combined results of its operations and its combined cash flows for the respective fiscal years then ended.  The unaudited combined balance sheet of “Tronox” as at September 30, 2005, and the related unaudited combined statements of income and cash flows for the nine-month period ended on such date, included in the registration statement on Form S-1 filed with the SEC contemporaneously herewith, present fairly in all material respects the combined financial condition of Holdings and the Contributed Subsidiaries as at such date, and the combined results of its operations and its combined cash flows for the nine-month period then ended (subject to normal year end audit adjustments and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, in the case of the unaudited financial statements, subject to normal year-end audit adjustments and the absence of footnotes).

(c)           Holdings, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case which is material and required by GAAP to be, but that is not, reflected or disclosed in the most recent financial statements referred to in Section 4.1(b).  During the period from December 31, 2004 to and including the date hereof none of Holdings, the Borrower or any Contributed Subsidiary has Disposed of any material part of its business or Property.

(d)           The financial statements specified in Section 4.1(b) reflect the combined financial position and combined results of operations of the Contributed Business as of the dates and for the periods specified therein in all material respects in accordance with GAAP and on the basis described in Section 4.1(b).

4.2           No Change.  Since December 31, 2004 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect, except for the matter described on Schedule 4.6(b) hereto.

4.3           Corporate Existence; Compliance with Law.  Each of Holdings, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company, as applicable, power and authority and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or other entity) and in good standing (if applicable) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Organizational Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or limited liability company, as applicable, power and authority, and the legal right, to make, deliver and perform the Loan Documents and Transaction Documentation to which it is a party and, in the case of the Borrower, to borrow hereunder.  Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents and Transaction Documentation to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement.  No material consent or material authorization of, material filing with, material notice to, material Permit from or other material act by or in respect of, any Governmental Authority and no material consent or material authorization of, material filing with, material notice to or other material act by or in respect of any other Person is required in connection with the Transaction,  the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents or the Transaction Documentation except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (to the extent obtained or made in respect of any Loan Documents) are described in Schedule 4.4  and (ii) filings in respect of

Liens created pursuant to the Security Documents.  Each Loan Document and each item of Transaction Documentation has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement and each Transaction Document constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the Senior Note Documentation, the Transaction Documentation, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any material Requirement of Law or any Material Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such material Requirement of Law or any such Material Contractual Obligation (other than the Liens created by the Security Documents).

4.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, the Transaction Documentation or any of the transactions contemplated hereby or thereby that could reasonably be expected to be materially adverse to the Agents or the Lenders, or (b) except for the matter described on Schedule 4.6(b) hereto, that could reasonably be expected to have a Material Adverse Effect.

4.7           No Default.  Neither Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens.  (a) Except as set forth on Schedule 4.8(a), each of Holdings, the Borrower and its Subsidiaries is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its material other Property used in its business as currently conducted, and none of such Property is subject to any Liens except for Permitted Liens.  None of the Collateral is subject to any Lien except for Permitted Liens.

(b)           All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both, would give rise to a default on the part of the Borrower or any of its Subsidiaries, under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

(c)           The rights and properties presently owned, leased or licensed by the Borrower and its Subsidiaries, including all easements and rights of way, include all rights and properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as their business has been conducted prior to the date hereof.

(d)           All of the properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of their business are in good working condition and are maintained in accordance with prudent business standards.

4.9           Intellectual Property.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property and (c) to the knowledge of the Borrower the use of Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10         Taxes.  All U.S. Federal and other material tax returns that are required to be filed by or on behalf of Holdings, the Borrower and each of its Subsidiaries or by any consolidated group of which Holdings, the Borrower or any of its Subsidiaries is or has been a member have been duly filed except as set forth on Schedule 4.10 hereto; all material taxes shown to be due and payable on said returns or on any material assessments made against Holdings, the Borrower or any Subsidiary thereof or any Property of any thereof and all other material taxes, fees or other charges imposed on Holdings, the Borrower or any Subsidiary thereof or any Property of any thereof by any Governmental Authority have been paid (other than any tax the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); the contents of all such material tax returns are correct and complete in all material respects; no material tax Lien has been filed that would not be a Permitted Lien.  No Loan Party and no Subsidiary thereof (i) intends to treat the Loans, the Transaction, or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (ii) is aware of any facts or events that would result in such treatment.

4.11         Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in violation of Regulation U as now and from time to time hereafter in effect.

4.12         Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against Holdings, the Borrower or any of its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse

Effect.  All payments due from Holdings, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary.

4.13         ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and, to the knowledge of the Borrower, neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

4.14         Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any material Requirement of Law (other than Regulation X) which limits or conditions its ability to incur Indebtedness under the Loan Documents.

4.15         Subsidiaries.  (a) The Subsidiaries listed on Schedule 4.15(a) constitute (x) all the Subsidiaries of the Borrower and Holdings as of the Closing Date and (y) all of the Contributed Subsidiaries.  Schedule 4.15(a) sets forth as of the Closing Date and after giving effect to the Transaction, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries and whether such Subsidiary is a Foreign Subsidiary, Immaterial Subsidiary or Special Purpose Subsidiary.

(b)           As of the Closing Date, other than as listed on Schedule 4.15(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries has issued any Disqualified Stock.

(c)           Holdings has no direct Subsidiary other than the Borrower.  As of the Closing Date, each Subsidiary of the Borrower is (x) except as specified on Schedule 4.15(a), a Wholly Owned Subsidiary and (y) except for any Foreign Subsidiary, Special Purpose Subsidiary, Immaterial Subsidiary or KMEMC, a Wholly Owned Subsidiary Guarantor.

4.16         Use of Proceeds.  The proceeds of the Term Loans shall be used to finance a portion of the Distribution and to pay related fees and expenses.  The proceeds of the Revolving Credit Loans and the Swing Line Loans, and the Letters of Credit, shall be used for general corporate purposes.

4.17         Environmental Matters.  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect and except for the matter specified in Schedule 4.6(b) hereto:

(a)           There are no environmental assessments, audits or other written environmental reports that have been prepared as to any Mortgaged Property that are in the possession of Holdings, the Borrower or any of its Subsidiaries and reveal the presence of Materials of Environmental Concern in such amounts as could reasonably be expected to have a Material Adverse Effect, that have not been provided to the Administrative Agent.

(b)           Holdings, the Borrower and its Subsidiaries:  (w) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (x) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (y) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (z) reasonably believe that:  each of their Environmental Permits will be timely renewed and complied with any additional Environmental Permits that may be required of any of them will be timely obtained and complied with and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained.

(c)           Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries, or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (x) give rise to liability of Holdings, the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to Holdings, the Borrower or any of its Subsidiaries, or (y) interfere with Holdings, the Borrower’s or any of its Subsidiaries’ continued operations, or (z) impair the fair saleable value of any real property owned or leased by Holdings, the Borrower or any of its Subsidiaries.

(d)           There is no pending or, to the Knowledge of Holdings, the Borrower or any of its Subsidiaries, threatened, judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which Holdings, the Borrower or any of its Subsidiaries is, or to the knowledge of Holdings, the Borrower or any of its Subsidiaries will be, named as a party.

(e)           Neither Holdings, the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(f)            Neither Holdings, the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, order, settlement or other agreement relating to compliance with or liability under any Environmental Law.

(g)           Neither Holdings, the Borrower nor any of its Subsidiaries has assumed or retained by contract or, to the knowledge of the Borrower, operation of law, any liabilities of any kind, fixed or contingent, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18         Accuracy of Information, etc.  (a) No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement (excluding any projections, pro forma financial information or estimates included in any such statement, document or certificate) relating to any Loan Party furnished to the Administrative Agent, the Arrangers, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, (taken together with all information so furnished and as modified or supplemented by the other information so furnished, including the registration statement on Form S-1 filed and effective contemporaneously herewith), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading.  The projections, pro forma financial information and estimates contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, it being recognized by the Agents, Arrangers and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b)           As of the Closing Date, the representations and warranties made by Holdings and its Subsidiaries contained in the Transaction Agreements are true and correct in all material respects, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

4.19         Security Documents.  (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Personal Property Collateral and proceeds and products thereof, to the extent contemplated by the Guarantee and Collateral Agreement.  In the case of the Stock Collateral, when any stock certificates representing such Stock Collateral are delivered to the Administrative Agent, and in the case of the other Personal

Property Collateral, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements may be filed by the Administrative Agent) at any time and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings may be filed by the Administrative Agent) at any time, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Personal Property Collateral and the proceeds and products thereof, to the extent contemplated by the Guarantee and Collateral Agreement, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens).  As of the Closing Date, Schedule 4.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date.  As of the Closing Date, Schedule 4.19(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements, authorized by the relevant secured party, in respect of each such UCC Financing Statement.

(b)           Each of the Mortgages is (or, in the case of any Mortgage to be executed and delivered pursuant to Section 7.21 will be upon execution and delivery) effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of Mortgages to be executed and delivered on the Closing Date) or in the recording office designated in Schedule 7.21 (in the case of any Mortgage to be executed and delivered pursuant to Section 7.21), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, to the extent contemplated by such Mortgage, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to the rights of any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage and other than Permitted Liens).

4.20         Solvency.  As of the Closing Date, the Borrower, together with the Subsidiary Guarantors taken as a whole, is, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be and will continue to be, Solvent.

4.21         Insurance.  Each of Holdings, the Borrower and its Subsidiaries is insured, in accordance with Section 6.5 hereof, by insurers of recognized financial responsibility against such losses and risks and in such amounts as are, when considered in its entirety, in the good faith judgment of the Borrower, prudent and customary in the businesses in which it is engaged, including at least $100,000,000 of product liability insurance.

4.22         Transaction.  (a) As of the Closing Date, the Transaction Documentation listed on Schedule 4.22 attached hereto constitutes all of the material agreements, instruments and undertakings to which Holdings, the Borrower or any of its Subsidiaries is bound or by which such Person or any of its property or assets is bound or affected relating to, or arising out of, the Transaction (including any agreements, instruments or undertakings assumed pursuant to the Transaction Agreements).  As of the Closing Date, none of such material agreements, instruments or undertakings have been amended, supplemented or otherwise modified, and all such material agreements, instruments and undertakings are in full force and effect.  As of the Closing Date, no party to any Transaction Documentation is currently in default thereunder and no party thereto, or any other Person, has the right to terminate any Transaction Documentation.

(b)           After giving effect to consummation of the Transaction, no event of default exists under (i) any of the Transaction Agreements, (ii) the Senior Notes, (iii) any other Material Indebtedness or (iv) for such time as Holdings is a Subsidiary of KMG, the KMG Specified Debt Instruments.

(c)           On the Closing Date, there is no indebtedness owing by Holdings or any of the Contributed Subsidiaries to KMG or any of its Subsidiaries (other than Holdings and the Contributed Subsidiaries).

(d)           Each KMG Party has the corporate or limited liability company, as applicable, power and authority, and the legal right, to make, deliver and perform the Transaction Documentation to which it is a party.  Each KMG Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Transaction Documentation to which it is a party.  No material consent or material authorization of, material filing with, material notice to material Permit from or other material act by or in respect of, any Governmental Authority and no material consent or material authorization of, material filing with, material notice to or other material act by or in respect of any other Person is required in connection with the Transaction, or the execution, delivery, performance, validity or enforceability of any of the Transaction Documentation except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.  Each item of Transaction Documentation has been duly executed and delivered on behalf of each KMG Party that is a party thereto.  Each Transaction Document constitutes a legal, valid and binding obligation of each KMG Party that is a party thereto, enforceable against each such KMG Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)           The execution, delivery and performance of the Transaction Documentation will not violate in any material respect any material Requirement of Law or any material contractual obligation of KMG or any of its Subsidiaries (other than Holdings and the Contributed Subsidiaries) and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of Holdings, the Borrower or any of its Subsidiaries pursuant to any such material Requirement of Law or any such material contractual obligation (other than the Liens created by the Security Documents and other than Permitted Liens).

(f)            As of the Closing Date, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against KMG or any of its Subsidiaries or against any of their respective properties or revenues with respect to any of the Transaction Documentation or any of the transactions contemplated thereby.

(g)           The Borrower has delivered to the Administrative Agent a complete and correct copy of the Transaction Agreements and the Senior Note Documentation and any Senior Unsecured Debt Documents, any Subordinated Debt Documents and any Senior Note Refinancing Documents, in each case, including any amendments, supplements or modifications with respect to any of the foregoing.

(h)           Each of Holdings, the Borrower and any Subsidiary thereof either (i) constitutes an “Unrestricted Subsidiary” under and as defined in the KMG Existing Credit Agreement or (ii) is not a Subsidiary of KMG.

4.23         Real Estate.  As of the Closing Date, Schedule 4.23  includes a list of all real property that has a fair market value (as determined by the Borrower in good faith without the need to procure appraisals or update any existing appraisals) in excess of $25,000,000 and located within the United States and (i) owned by any Loan Party or its Subsidiaries in fee simple or (ii) leased by any Loan Party or its Subsidiaries and used by such Loan Party and Subsidiary as a distribution or manufacturing facility.

4.24         Permits.  Other than as disclosed on Schedule 4.24 and other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) each of Holdings, the Borrower and its Subsidiaries has obtained and holds all Permits required for any property owned, leased or otherwise operated by or on behalf of, or for the benefit of, such Person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (ii) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (iii) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iv) no Loan Party has received any written notice that any of its Permits will not be timely renewed and complied with, without material expense, or that any additional Permits that may be required of such Person will not be timely obtained and complied with, without material expense.

4.25         Regulation H.  No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

SECTION 5.           CONDITIONS PRECEDENT

5.1           Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of Holdings and the

Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower and each Domestic Subsidiary thereof (other than KMEMC and any Immaterial Subsidiary), (iii), except as contemplated by Section 7.21 hereof, a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto, (iv) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower, and (v) if requested by any Lender, for the account of such Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

In the event that any one or more of the Lenders have not executed and delivered its Lender Addendum on the date scheduled to be the Closing Date (each such Person being referred to herein as a “Non-Executing Lender”), the condition referred to in clause (a)(iv) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Commitments that would have been held by the Non-Executing Lenders (subject to each such Designated Lender’s consent and its execution and delivery of a Lender Addendum).

(b)           Transaction, etc.  The following conditions in respect of the Transaction shall have been satisfied:

(i)            Each of the Contribution, the IPO, the Distribution, the offering of the Notes and, if consummated on or prior to the Closing Date, the Spin-Off/Split-Off shall have been consummated pursuant to the Transaction Documentation, in each case on terms and conditions reasonably satisfactory to the Administrative Agent; and, in particular:

(A)          KMG and its Subsidiaries shall have contributed all of its right, title and interest in the Capital Stock of the Borrower to Holdings and all of its right, title and interest in the Capital Stock of the Contributed Subsidiaries (other than the Borrower) owned on or prior to the Closing Date by KMG and its Subsidiaries to the Borrower; and in each case such Capital Stock shall constitute all of the outstanding capital stock of each such entity owned on or prior to the Closing Date by KMG and its Subsidiaries; and

(B)           On the Closing Date, there shall be no indebtedness owing by Holdings or any of the Contributed Subsidiaries to KMG or any of its Subsidiaries (other than Holdings and the Contributed Subsidiaries);

(ii)           Holdings shall have received gross cash proceeds from the IPO in an amount not less than 27% of the aggregate gross proceeds of (x) borrowings under the Term Loan and the Senior Notes and (y) the IPO;

(iii)          the Borrower shall have received at least $250,000,000 in gross cash proceeds from the issuance of the Senior Notes on terms and pursuant to documentation reasonably satisfactory to the Arrangers;

(iv)          the capital structure of each Loan Party after giving effect to the Transaction shall be as described in Schedule 4.15(a); and

(v)           the cash and cash equivalents of Holdings and its consolidated subsidiaries on hand on the Closing Date after giving effect to the Distribution and excluding any funds borrowed under the Revolving Credit Facility shall be at least $40,000,000.

(c)           Pro Forma Balance Sheet; Financial Statements.  Consolidated EBITDA of Holdings derived from the financial statements specified in Section 4.1(b) for the twelve-month period ended September 30, 2005, of not less than $185 million.

(d)           Approvals.  All material governmental and third party approvals necessary in connection with the Transaction, the continuing operations of Holdings, the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose material adverse conditions on the Transaction or the financing contemplated hereby.

(e)           Related Agreements; No Defaults.  The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of (i) the Senior Note Documentation and (ii) the Transaction Agreements.  No provision of any of the Senior Note Documentation or the Transaction Agreements shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the written consent of the Administrative Agent.  There shall not exist (pro forma for the Transactions and the financing thereof) any default or event of default under any Transaction Document or the Senior Note Indenture therefor or any other Material Indebtedness of the Borrower or its Subsidiaries or under any KMG Specified Debt Instrument.

(f)            Fees.  The Lenders, the Arrangers and the Agents shall have received payment on the Closing Date of all fees, and the Administrative Agent and the Arrangers shall have received reimbursement of all expenses (including reasonable fees, disbursements and other charges of counsel to the Agents), required to be paid by Borrowers or Holdings for which invoices have been presented at least two Business Days prior to the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g)           Solvency .  The Lenders shall have received a Solvency Certificate which shall document the solvency of the Borrower and the Subsidiary Guarantors considered as a whole after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith.

(h)           Budget.  The Lenders shall have received a budget for the Borrower and its Subsidiaries for the 2006 fiscal year.

(i)            Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions or offices within the United States in which UCC financing statement should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all Collateral of the Loan Parties or any jurisdiction or office within the United States in which an existing effective filing may exist with respect to any Collateral of any Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Party, except for Permitted Liens or Liens set forth on Schedule 4.19(a)-3.

(j)            Ratings.  The Facilities shall have received a rating from each of Moody’s and S&P.

(k)           Closing Certificate.  The Administrative Agent shall have received a certificate of Holdings, the Borrower and each Subsidiary Guarantor, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(l)            Other Certifications.  The Administrative Agent shall have received the following:

(i)            a copy of the Governing Documents of each Loan Party (other than a Loan Party that is not Holdings, the Borrower or a Subsidiary Guarantor) and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized;

(ii)           a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party (other than a Loan Party that is not Holdings, the Borrower or a Subsidiary Guarantor) is organized dated reasonably near the date of the initial extension of credit, listing the Governing Documents of such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Loan Party’s charter on file in such office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction; and

(iii)          an electronic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party referred to in clause (ii) above is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service acceptable to the Administrative Agent.

(iv)          a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each of Georgia, Oklahoma, Mississippi, and Nevada, dated reasonably near the date of the initial extension of credit, stating that, with respect to each Loan Party (other than a Loan Party that is not Holdings, the Borrower or a Subsidiary Guarantor) that is required to be qualified as a foreign corporation or entity in such jurisdiction, each Loan Party (other than a Loan Party that is not Holdings, the Borrower or a Subsidiary Guarantor) is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

(m)          Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)            the legal opinion of Covington & Burling, counsel to KMG, Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1;

(ii)           opinions of such local counsel (in Georgia, Mississippi and Nevada) and foreign counsel (in Denmark, Luxembourg and Australia) to Holdings, the Borrower and its Subsidiaries as may be reasonably requested by the Administrative Agent, substantially in the form of Exhibit E-2;

(iii)          the legal opinion of Roger Addison, Esq., Senior Vice President, General Counsel and Secretary of Holdings and the Borrower, substantially in the form of Exhibit E-3; and

(iv)          to the extent consented to by the relevant counsel, a copy of each legal opinion, if any, delivered in connection with the Transaction.

(n)           Pledged Stock; Stock Powers; Acknowledgment and Consent.  The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power, if applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock (other than any Foreign Subsidiary (except to extent necessary to ensure perfection or priority of the Liens under the Security Documents in Collateral constituting Capital Stock issued thereby)) pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement; and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(o)           Filings, Registrations and Recordings.  Except as otherwise expressly contemplated elsewhere in this Agreement or in any other Loan Document, each document (including any UCC financing statement) required by the Security Documents (other than the Mortgages) or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form, and have been delivered to the Administrative Agent, for filing, registration or recordation.

(p)           Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5(d)(i) of this Agreement.

(q)           Release from Existing Credit Facilities.  The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Holdings, the Borrower and its Subsidiaries shall be released from all of their obligations under the KMG Existing Credit Agreement.

5.2           Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by Holdings and the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.           AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreement, Specified Cash Management Agreement or the Specified Letter of Credit and unmatured contingent reimbursement and indemnification Obligations) is owing to any Lender, any Agent or the Arrangers hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.1           Financial Statements.  Furnish to each Agent and each Lender:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and subject in the case of financial statements delivered pursuant to Section 6.1(b), normal year end adjustments and the absence of footnotes).

6.2           Certificates; Other Information.  Furnish to the Administrative Agent (which shall in turn be promptly distributed by the Administrative Agent to each Lender) or, in the case of clause (j), to the relevant Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrower and its Subsidiaries with the provisions of Section 7.1 of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, in writing, a description of any change in the jurisdiction of organization or formation of any Subsidiary and of any change in the ownership of any Subsidiary, a description of any subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) related to the Capital Stock of any Subsidiary, in each case since the date of the most recent report so delivered since the Closing Date (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c)           as soon as available, and in any event no later than 60 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income (and a description of the principal underlying assumptions applicable thereto) for such following fiscal year) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(d)           within five Business Days after delivery thereof, any accountants’ letters having substantially similar purpose or effect as those letters formerly known as “management letters” that are delivered to the board of directors of Holdings or the Borrower (or their respective audit committees);

(e)           no later than five Business Days prior to the effectiveness thereof (or such shorter period agreed to by the Administrative Agent), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture or the Transaction Documentation;

(f)            within five Business Days after the same are sent, copies of all financial statements and reports that Holdings, the Borrower or any of its Subsidiaries sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports (other than any exhibits thereto and any registration statements on Form S-8 or its equivalent) that Holdings, the Borrower or any of its Subsidiaries may make to, or file with, the SEC;

(g)           on the Business Day following the occurrence thereof, notice that (i) any or all of the obligations under the Senior Note Indenture have been accelerated, or (ii) the trustee or the required holders of Senior Notes has given notice that any or all such obligations are to be accelerated;

(h)           to the extent not included in clauses (a) through (g) above, no later than the date the same are required to be delivered thereunder, copies of all agreements, documents or other instruments (including, if any, (i) audited and unaudited, pro forma and other financial statements, reports, forecasts, and projections, together with any required certifications thereon by independent public auditors or officers of Holdings, the Borrower or any of its Subsidiaries or otherwise, (ii) press releases, (iii) statements or reports furnished to any other holder of the securities of Holdings, the Borrower or any of its Subsidiaries, and (iv) regular, periodic and special securities reports) that Holdings, the Borrower or any of its Subsidiaries is required to provide pursuant to the terms of the Senior Note Documentation;

(i)            concurrently with any delivery of financial statements under Section 6.1(a) and (b), a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Hedge Agreements of the Borrower and each of its Subsidiaries, the material terms thereof (i.e. the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement; and

(j)            promptly, upon receiving from the Lenders such assurances of confidential treatment as the Borrower may reasonably request, such additional financial and other information regarding the performance of this Agreement or the financial position or business of

Holdings, the Borrower or any of its Subsidiaries, as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Information required to be delivered pursuant to Section 6.1 or 6.2 shall be deemed to have been delivered if (i) such information shall have been posted by the Administrative Agent on an IntraLinks or similar site to which each Lender has been granted access or (ii) in the case of Section 6.1 or 6.2(f), such information, or one or more annual or quarterly reports of the Borrower containing such information, shall be available on the website of the SEC; provided that the Borrower shall deliver paper copies of such copies to any Lender that requests such delivery.  Information delivered pursuant to Section 6.1 or 6.2 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

6.3           Payment of Obligations.  To the extent not otherwise prohibited hereunder or prohibited by any subordination or intercreditor provisions thereof, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (not incurred in violation hereof), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be.

6.4           Conduct of Business and Maintenance of Existence, etc.  (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with (i) all Material Contractual Obligations and (ii) all Permits and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.

(a)           Keep all Property and systems useful and necessary, in such Person’s reasonable business judgment, in its business in good working order and condition, ordinary wear and tear and damage caused by casualty excepted.

(b)           Maintain with financially sound and reputable insurance companies insurance on all its Property (including, without limitation, all inventory, equipment and vehicles) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, certificates providing evidence of such insurance coverage.

(c)           Cause the Administrative Agent to be named as a loss payee on all insurance policies of each Loan Party and any Subsidiary thereof covering any Collateral and cause each such insurance policy to provide that the insurer will give prior notice of any cancellation to the Borrower and (unless such insurer as a matter of its policies generally applicable to insureds is unwilling) to the Administrative Agent.  The Borrower and its Subsidiaries shall bear the risk of loss and shall be responsible for the repair and replacement, if any, of any loss or damage to the insured property.  Losses, if any, with respect to said insurance policies shall be adjusted with the respective insurance companies by the Borrower and its Subsidiaries.  Any payment under any of said insurance policies shall be directed to be made to the Borrower or its Subsidiaries, unless (i) an Event of Default has occurred and is continuing and (ii) the Administrative Agent has delivered notice to the Borrower that such payment may not be made to the Borrower or its Subsidiaries.

(d)           Deliver to the Administrative Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date, (iii) promptly, notice of any cancellation or nonrenewal of coverage by any Loan Party or Subsidiary thereof, and (iv) promptly after such claim is made by any of the Loan Parties, a description in reasonable detail of any claim for an amount in excess of $5,000,000 with respect to any property and casualty insurance policy maintained by any Loan Party or Subsidiary thereof.

6.6           Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, with reasonable advance notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with their respective independent certified public accountants, provided that the Administrative Agent or such Lender shall notify the Borrower prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions and, so long as no Event of Default shall have occurred and be continuing, such discussions with such accountants shall not take place more than once in any calendar year.

6.7           Notices.  Give notice to the Administrative Agent and each Lender:

(a)           within five Business Days after a Responsible Officer becomes aware of the occurrence of any Default or Event of Default if such Default or Event of Default, as applicable, is still continuing;

(b)           promptly of any event of default under any Material Indebtedness of Holdings, the Borrower or any of its Subsidiaries;

(c)           promptly of any litigation, or proceeding against or instituted by, Holdings, the Borrower or any of its Subsidiaries (i) if the litigation or proceeding does not involve any Environmental Law, in which the amount involved could reasonably be expected to be $10,000,000 or more and not covered by insurance, (ii) if the litigation or proceeding involves any Environmental Law, in which the amount involved that is not covered by insurance could reasonably be expected to be $50,000,000 or more, or (iii) which involves any Loan Document.

(d)           within 30 days after a Responsible Officer of Holdings or the Borrower knows thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e)           within 30 days after a Responsible Officer of Holdings or the Borrower knows thereof:  (i) any Governmental Authority has identified Holdings, the Borrower or any of its Subsidiaries as a potentially responsible party with respect to any material liability under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased, or operated by such Person, (ii) any Governmental Authority may deny any material Environmental Permit held by, or refuse to renew any material Environmental Permit sought by, Holdings, the Borrower or any of its Subsidiaries or (iii) any property owned, leased, or operated by Holdings, the Borrower or any of its Subsidiaries is being listed on, or proposed for listing on, any list maintained by any Governmental Authority, including the National Priorities List and the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority; and

(f)            promptly of any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information shall have been posted by the Administrative Agent on an IntraLinks or similar site to which each Lender has been granted access; provided that the Borrower shall deliver paper copies of such copies to any Lender that requests such delivery.  Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8           Environmental Laws.  Except, in each case, where failure to comply could not reasonably be expected to have a Material Adverse Effect:

(a)           Comply with, and take all reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain, and take all reasonable steps to ensure that tenants and subtenants obtain and maintain all required Environmental Permits.

(b)           Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions, if any, required under Environmental Laws or Environmental Permits (other than such actions that being challenged in good faith, so long as the pendency of such challenge could not reasonably be expected to have a Material Adverse Effect).

(c)           Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws (other than those it is challenging in good faith, so long as the pendency of such challenges could not reasonably be expected to have a Material Adverse Effect).

(d)           Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that could not reasonably be expected to result in a liability to the Borrower or any of its Subsidiaries or to affect any real property owned or leased by any of them; and take reasonable efforts to prevent any of its tenants, subtenants, contractors, subcontractors and invitees from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a liability to, or affect any real property owned or operated by, the Borrower or any of its Subsidiaries.

6.9           Additional Collateral, etc.  (a) With respect to any Property acquired after the Closing Date by Holdings, the Borrower or any Subsidiary Guarantor that constitutes Collateral described in the Guarantee and Collateral Agreement with respect to such Loan Party (other than (w) any real property, (x) any Property described in paragraph (b), (c) and (d) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by a Special Purpose Subsidiary or an Immaterial Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and, in any event, within 30 days following the date of such acquisition) (i) execute and deliver or cause execution and delivery to the Administrative Agent of such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property to the extent constituting Collateral described in the Guarantee and Collateral Agreement with respect to such Loan Party and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property to the extent constituting Collateral described in the Guarantee and Collateral Agreement and to the extent required under the Guarantee and Collateral Agreement with respect to such Loan Party (subject only to Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)           With respect to any new Subsidiary (other than a Foreign Subsidiary or a Special Purpose Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or a Special Purpose Subsidiary), by Holdings, the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Holdings, the Borrower or any of its Subsidiaries and required to be pledged pursuant to the Guarantee and Collateral

Agreement, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, if applicable, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Subsidiary, as the case may be, (iii) unless such Subsidiary is an Immaterial Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary as contemplated by the Guarantee and Collateral Agreement, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)           With respect to any new Foreign Subsidiary (other than a Special Purpose Subsidiary) created or acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (other than by any Foreign Subsidiary) (which, for purposes of this paragraph, shall include any existing Foreign Subsidiary (other than a Special Purpose Subsidiary) that becomes owned by Holdings, the Borrower of any of its Subsidiaries (other than any Foreign Subsidiary)), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary that is owned by Holdings, the Borrower or any of its Subsidiaries (other than any Foreign Subsidiary) that is required to be pledged pursuant to the Guarantee and Collateral Agreement (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, if applicable in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon as contemplated by the Guarantee and Collateral Agreement, and (iii)  if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           Notwithstanding anything to the contrary herein, in no event shall this Section 6.9 or Section 6.12 require a Lien on any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any pledged Capital Stock or promissory notes, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

(e)           With respect to any Subsidiary that ceases to be an Immaterial Subsidiary (other than any Foreign Subsidiary or Special Purpose Subsidiary), promptly (i) cause such Subsidiary to (A) become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Subsidiary as contemplated by the Guarantee and Collateral Agreement, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(f)            Notwithstanding anything to the contrary in this Section 6.9, paragraphs (a), (b), (c) and (e) of this Section 6.9 shall not apply to any Property, new Subsidiary or new Foreign Subsidiary created or acquired, or Subsidiary ceasing to be an Immaterial Subsidiary, after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

6.10         Use of Proceeds.  Use the proceeds of the Loans only for the purposes specified in Section 4.16.

6.11         ERISA Documents.  The Borrower will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent’s request, any or all of the following:  (i) a copy of each Plan (or, where any such Plan is not in writing, a complete description thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and any summary plan descriptions and summaries of material modifications thereof that have been distributed to employees or former employees of the Borrower or any of its Subsidiaries; (ii) the most recent determination letter, if any, issued by the Internal Revenue Service with respect to each Plan; (iii) for the three most recent plan years preceding the Administrative Agent’s request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Borrower or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to the Borrower or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the Borrower or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year; and (vii) documents reflecting any agreements between the PBGC and the Borrower or any Commonly Controlled Entity with respect to any Plan.

6.12         Further Assurances.  (a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by Holdings, the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b)           Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than Liens permitted under Section 7.3 that arise by operation of law and other Permitted Liens is asserted against a Mortgaged Property, promptly and at its expense, give the Administrative Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner reasonably satisfactory to the Administrative Agent.

(c)           If requested by any Lender or the Administrative Agent, furnish to the Administrative Agent and each Lender a statement to the effect specified in Section 4.11 in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

6.13         Ratings.  Take reasonable efforts to cause the Loans at all times to have a publicly available senior secured debt rating from each of Moody’s and S&P.

SECTION 7.           NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreement, Specified Cash Management Agreement or the Specified Letter of Credit and unmatured contingent reimbursement and indemnification Obligations) is owing to any Lender, any Agent or the Arrangers hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1           Financial Condition Covenants.

(a)           Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with the last day of any fiscal quarter in any fiscal year of Holdings listed below to exceed the ratio set forth below opposite such fiscal year:

Fiscal Year	Consolidated Total Leverage Ratio
Fiscal Year 2006	3.75	x
Fiscal Year 2007	3.50	x
Fiscal Year 2008	3.00	x
Fiscal Year 2009	2.50	x
Fiscal Year 2010	2.50	x
Fiscal Year 2011	2.50	x

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with the last day of any fiscal quarter in any fiscal year of Holdings listed below to be less than the ratio set forth below opposite such fiscal year:

Fiscal Year	Consolidated Interest Coverage Ratio
Fiscal Year 2006	2.00	x
Fiscal Year 2007	3.00	x
Fiscal Year 2008	4.00	x
Fiscal Year 2009	4.00	x
Fiscal Year 2010	4.00	x
Fiscal Year 2011	4.00	x

(c)           Certain Calculations.  With respect to any period during which a Permitted Acquisition or Asset Sale or Investment occurs, for purposes of determining compliance with the covenants set forth in Section 7.1, Consolidated EBITDA and the components of Consolidated Total Leverage Ratio shall be calculated with respect to such period on a pro forma basis including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and as interpreted by the staff of the SEC, (which pro forma adjustments shall be certified by the Chief Financial Officer of the Borrower), using the historical financial statements of the Person or business acquired or sold or to be acquired or sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Permitted Acquisition or Asset Sale, and any Indebtedness or other liabilities incurred in connection with any such acquisition or sale had been consummated or incurred at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Permitted Acquisition or Asset Sale, at the weighted average of the interest rates applicable to outstanding Loans during such period; provided that if such assumed Indebtedness is to remain as permanent financing, the actual interest rate will be used in the calculation), all such calculations to be in form and substance reasonably satisfactory to the Administrative Agent.

7.2           Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party created under any Loan Document (including in respect of any Existing Letters of Credit);

(b)           Indebtedness of (i) the Borrower to any Subsidiary Guarantor, (ii) any Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor, (iii) any Foreign Subsidiary (or KMEMC) to any other Foreign Subsidiary (or KMEMC), and (iv) any Foreign Subsidiary (or KMEMC) to the Borrower or any Subsidiary Guarantor in an aggregate principal amount (for all such Indebtedness permitted pursuant to this clause (b)(iv)) not to exceed the Foreign Subsidiary Debt Amount (less the aggregate amount of any Cancelled Foreign Debt that was permitted to have been outstanding pursuant to this clause (b)(iv) and that was cancelled pursuant to Section 7.5(k)) at any one time outstanding (provided that all such Indebtedness pursuant to this clause (b)(iv) shall be evidenced by “floating balance” promissory notes not requiring notations having terms reasonably satisfactory to Administrative Agent, the sole originally executed counterparts of which shall be pledged and delivered to Administrative Agent as Collateral);

(c)           Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(d)           Indebtedness (other than the Indebtedness (x) of Foreign Subsidiaries owing to the Borrower and Subsidiary Guarantors on the Closing Date as specified on Schedule 1.1(b) hereto or (y) referred to in Section 7.2(f)) outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing) or any shortening of the maturity of any principal amount thereof);

(e)           (x) Guarantee Obligations made by (i) Holdings or any Subsidiary thereof of any Indebtedness (other than Disqualified Stock) of the Borrower or any Subsidiary Guarantor permitted pursuant to any other clause of this Section 7.2; or (ii) any Foreign Subsidiary of any Indebtedness of any Foreign Subsidiary permitted pursuant to any other clause of this Section 7.2 (provided that a Subsidiary shall not create, incur, assume or suffer to exist any Guarantee Obligation with respect to any Indebtedness of the Borrower or any Guarantor unless such Subsidiary shall have also guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement); and (y) any Guarantee Obligation that is made by Holdings or any Subsidiary thereof with respect to any Indebtedness of any Foreign Subsidiary (or KMEMC) permitted under Section 7.2(r) or (s);

(f)            (i) Indebtedness of the Borrower and Tronox Finance in respect of the Senior Notes; (ii) Guarantee Obligations of Holdings and any Subsidiary Guarantor in respect of such Indebtedness ; and (iii) unsecured indebtedness of the Borrower and/or Tronox Finance that refinances the Senior Notes and Guarantee Obligations of Holdings and any Subsidiary Guarantor in respect of such refinancing indebtedness; provided that (A) the maturity date of such refinancing Indebtedness shall be no earlier than six months after the Term Loan Maturity Date, (B) the covenants and defaults, taken as a whole, contained in the documents, instruments and agreements governing or evidencing such refinancing Indebtedness (“Senior Note Refinancing Documents”) shall be no less favorable to the Borrower and the Guarantors than the terms of the Senior Notes and (C) the principal amount of such refinancing Indebtedness (net of any fees, premium, if any, and financing costs related thereto) does not exceed the principal amount of the Senior Notes refinanced thereby;

(g)           Indebtedness of a Person at the time such Person becomes a Subsidiary of the Borrower, or is merged or consolidated with or into the Borrower of any of its Subsidiaries in a transaction permitted under this Agreement, in an aggregate principal amount not to exceed

$25,000,000 at any one time outstanding for all Indebtedness incurred pursuant to this clause (g), and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing); provided that (i) such Indebtedness (other than any such extension, renewal, refinancing, refunding or replacement) exists at the time such Person becomes a Subsidiary and is not created in contemplation of such event, (ii) other than the Guarantee Obligations permitted by paragraph (e) of this Section 7.2 , neither Holdings nor any of its other Subsidiaries shall be liable for such Indebtedness and (iii) Holdings is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of Holdings for which the relevant information is available as if such incurrence had occurred on the first day of each relevant period for testing such compliance;

(h)           obligations of a Special Purpose Subsidiary incurred and outstanding pursuant to a Receivable Financing Transaction permitted by Section 7.5(l) that are not recourse to Holdings, the Borrower or any other Subsidiary of the Borrower (other than pursuant to Standard Securitization Undertakings (it being understood and agreed that to the extent such Standard Securitization Undertakings constitute Guarantee Obligations or Indebtedness such Standard Securitization Undertakings shall be permitted under this Section 7.2 and 7.8);

(i)            Indebtedness of the Borrower or any Subsidiary to the seller representing all or part of the purchase price of an Investment or acquisition permitted hereunder, or assumed by the Borrower or any of its Subsidiaries in connection therewith, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing), provided that (i) as to any such assumed Indebtedness, such Indebtedness (other than any extension, renewal, refinancing, refunding or replacement thereof) exists at the time of such acquisition and is not created in contemplation of such event and (ii) the aggregate principal amount of all such Indebtedness shall not exceed $50,000,000 at any one time outstanding for all Indebtedness incurred pursuant to this clause (i);

(j)            Indebtedness arising from judgments or orders in circumstances not constituting an Event of Default;

(k)           Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instrument presented by Holdings or any of its Subsidiaries in the ordinary course of business against insufficient funds;

(l)            Indebtedness in respect of (i) workers’ compensation claims and self-insurance obligations in the ordinary course of business, (ii) the financing of insurance premiums in customary amounts consistent with the operations and businesses of the Borrower and its Subsidiaries and (iii) surety, appeal and performance bonds, provided that such bonds are entered into in the ordinary course of business and are not in respect of Indebtedness;

(m)          Indebtedness arising from or representing deferred compensation to employees of Holdings or its Subsidiaries that constitute or are deemed to be Indebtedness under GAAP and that are incurred in the ordinary course of business;

(n)           Indebtedness of the Borrower and/or Tronox Finance (including any Indebtedness of the Borrower and/or Tronox Finance that extends, renews, refinances, refunds, replaces or is in exchange for existing Indebtedness of the Borrower and/or Tronox Finance permitted by this paragraph) and Guarantee Obligations of any Guarantors in respect of such Indebtedness, provided that, with respect to all Indebtedness permitted by this paragraph (n) (including (except in the case of clause (vi) below) any extension, renewal, refinancing, refunding or replacement thereof), (i) such Indebtedness is unsecured, (ii) such Indebtedness has no scheduled principal payments prior to the date that is six months after the Term Loan Maturity Date, (iii) the covenants and defaults, taken as a whole, contained in the documents, instruments and agreements governing or evidencing such Indebtedness (the “Senior Unsecured Debt Documents”) are no more restrictive than those applicable to offerings of “high-yield” debt by similar issuers of similar debt at or about the same time (but in any event no more restrictive than this Agreement and not including (x) financial maintenance covenants or (y) defaults (other than cross-defaults arising from non-payment of Indebtedness after the expiration of any applicable grace period) arising from defaults under documentation governing other Indebtedness unless such other Indebtedness is accelerated), (iv) no Default or Event of Default has occurred and is continuing or would result from the Incurrence of such Indebtedness, (v) Holdings is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of Holdings for which the relevant information is available as if such incurrence had occurred on the first day of each relevant period for testing such compliance, (vi) the Net Cash Proceeds of the incurrence of such Indebtedness are applied in accordance with Section 2.12(a) and (vii) the aggregate principal amount of such Indebtedness incurred the Net Cash Proceeds of which are not applied to the prepayment of the Term Loans under Section 2.12(a), shall not exceed $100,000,000;

(o)           subordinated Indebtedness of the Borrower and/or Tronox Finance (including any subordinated Indebtedness of the Borrower and/or Tronox Finance that extends, renews, refinances, refunds, replaces or is in exchange for existing subordinated Indebtedness of the Borrower and/or Tronox Finance permitted by this paragraph) and Guarantee Obligations of any Guarantor in respect of such Indebtedness, provided that, with respect to all Indebtedness permitted by this paragraph (o) (including (except in the case of clause (vii) below) any extension, renewal, refinancing, refunding or replacement thereof), (i) such Indebtedness is unsecured, (ii) such Indebtedness has no scheduled principal payments prior to the date that is six months after the Term Loan Maturity Date, (iii) the covenants and defaults, taken as a whole, contained in the documents, instruments and agreements governing or evidencing such Indebtedness (the “Subordinated Debt Documents”) are no more restrictive than those applicable to offerings of “high-yield” subordinated debt by similar issuers of similar debt at or about the same time (but in any event no more restrictive than this Agreement and not including (x) financial maintenance covenants or (y) defaults (other than cross-defaults arising from non-payment of Indebtedness after the expiration of any applicable grace period) arising from defaults under documentation governing other Indebtedness unless such other Indebtedness is accelerated), (iv) the Subordinated Debt Documents contain subordination terms that are no less favorable in any material respect to the Lenders than those applicable to offerings of “high-yield” subordinated debt by similar issuers of similar debt at or about the same time, (v) no Default or Event of Default has occurred and is continuing or would result from the Incurrence of such Indebtedness, (vi) Holdings is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of Holdings for which the relevant information is available as if such incurrence had occurred on the first day of each relevant period for testing such compliance, (vii) the Net Cash Proceeds of the incurrence of such Indebtedness are applied in accordance with Section 2.12(a) and (viii) the aggregate principal amount of any such Indebtedness incurred the Net Cash Proceeds of which are not applied to the prepayment of the Term Loans under Section 2.12(a) shall not exceed $250,000,000;

(p)           Disqualified Stock of Holdings or the Borrower, provided that, at the time of issuance thereof, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) Holdings is in compliance, on a pro forma basis after giving effect to such issuance and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of Holdings for which the relevant information is available as if such issuance had occurred on the first day of each relevant period for testing such compliance, and (iii) the Net Cash Proceeds of such issuance are applied in accordance with Section 2.12(a);

(q)           Indebtedness arising pursuant to clause (i) of the definition thereof as a result of Liens permitted under Section 7.3(a), (b), (c), (d), (i) and (o);

(r)            Indebtedness of Foreign Subsidiaries (other than Indebtedness permitted by other clauses of this Section 7.2), which, when incurred and aggregated with the then outstanding principal amount of all other Indebtedness of Foreign Subsidiaries incurred pursuant to this Section 7.2(r), shall not exceed the greater of (i) $30,000,000 and (b) 5.0% of the combined Consolidated Tangible Assets of the Foreign Subsidiaries (as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1) (less the aggregate amount of any Cancelled Foreign Debt that was permitted to have been outstanding pursuant to this clause (r) and that was cancelled pursuant to Section 7.5(k));

(s)           additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $35,000,000 at any one time outstanding; and

(t)            Indebtedness of Holdings to the Borrower incurred pursuant to the last sentence of Section 7.6 in lieu of Restricted Payments otherwise permitted under Section 7.6(d), (e), (f) or (l)(ii).

7.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           (i) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP and (ii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(b)           statutory landlord’s liens, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, workers’ construction or other like Liens arising in the ordinary course of business;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security, old age pension or public liability obligations or any other liabilities of like nature;

(d)           deposits of cash or securities by or on behalf of the Borrower or any of its Subsidiaries to secure the performance of letters of intent or purchase agreements permitted under this Agreement, bids, tenders, trade contracts (other than for borrowed money), government contracts, leases, statutory obligations, regulatory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature;

(e)           easements, rights-of-way, restrictions, reservations (to the extent existing immediately prior to the Closing Date which reservations include conveyances or leases of oil, gas or other minerals (whether similar or dissimilar to hydrocarbons, such as coal, sand, gravel or hard rock minerals)), servitudes, permits, conditions, covenants and other encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and of its Subsidiaries, taken as a whole;

(f)            Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) or other obligations (not constituting Indebtedness) of the Borrower and its Subsidiaries, provided that no such Lien is spread to cover any additional Property after the Closing Date (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien (without any modification thereof after the Closing Date)) and that, to the extent such Liens secure Indebtedness, the amount of Indebtedness secured thereby is not increased except (A) as permitted by Section 7.2(d) and (B) pursuant to the instrument creating such Lien (without any modification thereof after the Closing Date);

(g)           Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created within 365 days of the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price of such fixed and capital assets;

(h)           Liens created pursuant to the Security Documents;

(i)            any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries and covering only the assets so leased;

(j)            Liens consisting of customary rights of set-off of or banker’s liens on amounts on deposit at banks, to the extent arising by operation of law or otherwise, incurred in the ordinary course of business;

(k)           Liens on the assets of a Person at the time such Person becomes a Subsidiary of the Borrower, or is merged or consolidated with or into the Borrower or a Subsidiary thereof, in a transaction permitted by this Agreement; provided that (i) such Liens shall not be created in contemplation of such event, (ii) such Liens do not at any time encumber any property other than such assets and (iii) such Liens may secure extensions, renewals, refinancings, refundings and replacements of any Indebtedness of such Person permitted under Section 7.2(g);

(l)            Liens existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries in a transaction permitted by this Agreement, provided that (i) such Liens shall not be created in contemplation of such event, (ii) such Liens do not at any time encumber any property other than such asset and (iii) such Liens may secure extensions, renewals, refinancings, refundings and replacements of any Indebtedness in respect of such asset permitted under Section 7.2(i);

(m)          any obligations or duties affecting any of the property of the Borrower or its Subsidiaries to any municipality or public authority or Governmental Authority with respect to any franchise, grant, license or Permit;

(n)           (i) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or Liens on property which is the subject of a Disposition permitted by Section 7.5 relating to such Disposition (so long such Liens are not perfected prior to the completion of such Disposition) and (ii) Liens encumbering property or assets under construction in the ordinary course of business for purchase by a customer from Borrower or its Subsidiaries arising from progress or partial payments by such customer to the Borrower or its Subsidiaries relating solely to such property or assets;

(o)           Liens on property of the Borrower or any of its Subsidiaries in favor of others securing licenses, subleases and leases permitted hereunder and granted to others and not interfering in any material respect in the business of the Borrower or any of its Subsidiaries;

(p)           judgment and attachment Liens not constituting an Event of Default;

(q)           Liens on Receivables Assets of a Special Purpose Subsidiary subject to a Receivable Financing Transaction permitted by Section 7.5(l);

(r)            Liens on any assets of a Foreign Subsidiary securing Indebtedness incurred pursuant to Section 7.2(r) and Section 7.2(s);

(s)           Liens not otherwise permitted by this Section 7.3 so long as the aggregate principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $15,000,000 at any one time outstanding;

(t)            Liens to secure obligations under commodity Hedge Agreements permitted under Sections 7.8(n) and 7.20 provided that the amount of cash and the fair market value of the Property, other than cash, that is subject to the Liens permitted by this Section 7.3(t) shall not exceed $10,000,000 in the aggregate at any one time outstanding; and

(u)           Liens on assets of Foreign Subsidiaries to secure (i) Indebtedness to banks with respect to overdrafts by Foreign Subsidiaries in the ordinary course of business with respect to deposit accounts maintained outside the United States in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding (provided that no such overdraft shall be outstanding for more than one Business Day after the date on which such overdraft is incurred); and (ii) Guarantee Obligations of the Borrower with respect to Indebtedness permitted under clause (i) of this Section 7.3(u).

7.4           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated (x) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.9 in connection therewith) or (y) with or into any Subsidiary (provided that neither Subsidiary is a Subsidiary Guarantor);

(b)           any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise), (ii) to any other Subsidiary (provided that neither Subsidiary is a Subsidiary Guarantor) (upon voluntary liquidation or otherwise) or (iii) pursuant to a Disposition permitted by Section 7.5;

(c)           the Capital Stock of any Subsidiary of the Borrower may be transferred to the Borrower or any Subsidiary Guarantor or, in the case of any Capital Stock of any Subsidiary that is not a Subsidiary Guarantor, to any Subsidiary; and

(d)           any Investment expressly permitted by Section 7.8, or Disposition expressly permitted by Section 7.5, may be structured as a merger, consolidation or amalgamation.

7.5           Limitation on Disposition of Property.  Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of (i) obsolete or worn out Property in the ordinary course of business or (ii) Property that is no longer useful in the conduct of the Borrower’s business in the ordinary course of such business, provided that, in the case of clause (ii), an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.12(b);

(b)           the sale of inventory in the ordinary course of business;

(c)           Dispositions permitted by Section 7.4(a) or (c) or clauses (i) and (ii) of Section 7.4(b);

(d)           the sale or issuance of (i) any Subsidiary’s Capital Stock to (x) the Borrower or any Subsidiary Guarantor or (y) any other Subsidiary (provided that neither Subsidiary is a Subsidiary Guarantor) or (ii) Capital Stock (other than Disqualified Stock) of the Borrower to Holdings, in each case in a transaction expressly permitted by Section 7.8;

(e)           the Disposition by the Borrower and its Subsidiaries of other assets having a fair market value not to exceed $35,000,000 in the aggregate for any fiscal year of the Borrower provided that at least 75% of the consideration received in respect thereof shall be in the form of cash and Cash Equivalents;

(f)            (i) the Disposition of any Investment made pursuant to Section 7.8(b), (h), or (n) or (ii) the Disposition of any Investment permitted pursuant to Section 7.8(i); provided that in the case of clause (ii), unless such Investment permitted under Section 7.8(i) was acquired in a Disposition under a clause specified in the parenthetical of the definition of “Asset Sale”, an amount equal to the Net Cash Proceeds of such Disposition is applied as and to the extent required by Section 2.12(b);

(g)           Dispositions resulting from a Recovery Event, provided, that the requirements of Section 2.12(b) are complied with in connection therewith;

(h)           (i) the discount, write-off or sale of overdue accounts receivables and (ii) the factoring at maturity or collection of any account receivables, in each case in the ordinary course of business;

(i)            the lease or license (or sublease or sublicense) of real or personal property (including Intellectual Property) in the ordinary course of business;

(j)            the sale or exchange of specific items of Property, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of Property which are, in the reasonable business judgment of the Borrower, the functional equivalent of the items of Property so sold or exchanged;

(k)           the cancellation of any Indebtedness constituting an Investment permitted pursuant to Section 7.8 (other than any Indebtedness of any Foreign Subsidiary to the Borrower or any Subsidiary Guarantor (other than any such Indebtedness cancelled in connection with the sale of such Foreign Subsidiary to a Person other than the Borrower and its Subsidiaries) (any such cancelled Indebtedness of a Foreign Subsidiary, “Cancelled Foreign Debt”)) which the Borrower reasonably believes to be uncollectible;

(l)            the sale, contribution, transfer or other Disposition of Receivables Assets to a Special Purpose Subsidiary for the fair market value of those assets, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of the Borrower, entered into as part of a Receivable Financing Transaction, so long as no Event of Default under Section 8(a) or 8(f) has occurred and is continuing at the time of such Disposition;

(m)          the Disposition of Receivables Assets by a Special Purpose Subsidiary in a Receivable Financing Transaction;

(n)           issuances of Stock by a Special Purpose Subsidiary to the Borrower or a Subsidiary in connection with a Receivable Financing Transaction;

(o)           Dispositions permitted by Section 7.11, provided that (i) at least 75% of the consideration received in respect thereof shall be in the form of cash and Cash Equivalents and (ii) an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.12(b); and

(p)           issuances by the Borrower or Holdings of its Disqualified Stock permitted by Section 7.2(p); and

(q)           Dispositions of the Electrolytic Assets; provided that (i) at least 75% of the consideration received in respect thereof shall be in the form of cash and Cash Equivalents, (ii) an amount equal to the Net Cash Proceeds thereof is applied as and to the extent required by Section 2.12(b) and (iii) Holdings is in compliance, on a pro forma basis after giving effect to such Disposition and the use of proceeds thereof, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of Holdings for which the relevant information is available as if such incurrence had occurred on the first day of each relevant period for testing such compliance.

7.6           Limitation on Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in Capital Stock (excluding Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any of its Subsidiaries (other than payments solely in Capital Stock (excluding Disqualified Stock) of the Person), or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor (or, if such Subsidiary is not a Subsidiary Guarantor, to any Subsidiary);

(b)           any non-Wholly Owned Subsidiary may make Restricted Payments ratably with respect to its Capital Stock;

(c)           Holdings may make Restricted Payments in the form of Capital Stock (other than Disqualified Stock) of Holdings;

(d)           the Borrower may pay dividends to Holdings to permit Holdings to pay, and Holdings may pay, dividends to shareholders of Holdings not to exceed $5,000,000 in the aggregate in any fiscal quarter so long as, at the time of declaration, and, if paid more than 60 days after the date of declaration, the time of payment, (x) no Event of Default is continuing and (y) if the Total Revolving Commitments have not been terminated or expired, the excess of the Total Revolving Credit Commitments at such time over the aggregate Revolving Extensions of Credit at such time is equal to or greater than the amount of such dividend;

(e)           Holdings, the Borrower and its Subsidiaries may make Restricted Payments pursuant to and in connection with stock option plans or other benefit plans or arrangements involving Capital Stock of Holdings or options for Capital Stock of Holdings established for directors, officers, employees or consultants of Holdings, the Borrower and its Subsidiaries, provided, that the aggregate amount of payments under this clause (e) subsequent to the Closing Date (net of any proceeds received by Holdings subsequent to the date hereof in connection with resales of any Capital Stock of Holdings or options for Capital Stock of Holdings so purchased) shall not exceed $5,000,000 in any twelve-month period (with unused amounts in any twelve-month period being carried over to the next (and only the next) succeeding twelve month period);

(f)            the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead, legal, accounting and administrative expenses incurred in the ordinary course of business not to exceed $3,000,000 in any fiscal year, (ii) pay franchise taxes and other tax obligations or fees required in each case to maintain its corporate existence and (iii) pay any taxes which are due and payable by Holdings and the Borrower as part of a consolidated group or due to ownership of any interests in Subsidiaries that are not treated as corporations for applicable tax purposes;

(g)           Holdings may effect repurchases of Capital Stock of Holdings upon the exercise of stock options or warrants or vesting of restricted stock to the extent deemed to occur on the non-cash exercise of permitted stock options and warrants or the withholding obligations with respect to such exercise or vesting;

(h)           Holdings may repurchase or exchange its Capital Stock to the extent funded with Net Cash Proceeds which are received from and substantially concurrently with the issuance of its Capital Stock;

(i)            Holdings may make Restricted Payments in any fiscal year financed solely with the proceeds of an issuance of Capital Stock of Holdings (subject to Section 8(k)) to the extent such proceeds have not been used for other purposes hereunder;

(j)            Holdings may (and, to the extent of the portion of the Distribution constituting net proceeds of borrowings under the Term Loan and the Senior Notes, the Borrower may pay a dividend to Holdings to permit Holdings to) effect the Distribution on the Closing Date (and other Restricted Payments, to the extent of the net proceeds of sale of common stock of Holdings in the IPO pursuant to an over-allotment option, within 45 days thereafter);

(k)           the Borrower and its Subsidiaries may make Restricted Payments constituting purchases by (i) the Borrower or any Subsidiary Guarantor of the Capital Stock of any Subsidiary of the Borrower or (ii) any Subsidiary that is not a Subsidiary Guarantor of any other Subsidiary’s Capital Stock, in each case, pursuant to a transaction expressly permitted by Section 7.8; and

(l)            (i) the Borrower or Holdings may declare and pay quarterly dividends on its Disqualified Stock permitted by Section 7.2(p) in the ordinary course of business; and (ii) Borrower may declare and pay dividends to Holdings to permit Holdings to pay dividends permitted under clause (i) above, provided that, in case of clauses (i) and (ii), at the time of declaration of such dividend, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any Restricted Payment by Borrower to Holdings otherwise permitted by clauses (d), (e), (f) or (l)(ii) of this Section 7.6 may be effected in the form of an advance by Borrower to Holdings; provided that the amount of such advance shall thereafter be deemed and treated as a “dividend” and “Restricted Payment” for purposes of the limitations specified in clauses (d), (e), (f) and (l)(ii) of this Section 7.6.

7.7           Limitation on Capital Expenditures.  Make or commit to make any Capital Expenditure, except (a) expenditures in respect of Capital Lease Obligations permitted by Section 7.2(c) and (b) other (i) Capital Expenditures of the Borrower and its Subsidiaries funded by the proceeds of an issuance of Capital Stock of Holdings (subject to Section 8(k)) to the extent such proceeds have not been used for other purposes hereunder or (ii) Capital Expenditures of the Borrowers and its Subsidiaries not exceeding in any fiscal year the amount set forth in Schedule 7.7 for such fiscal year; provided, that (x) up to 50% of any such amount referred to above in clause (b)(ii), if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (y) Capital Expenditures made pursuant to clause (b)(ii) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (x) above.

7.8           Limitation on Investments.  Make any advance, loan, extension of credit or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets substantially constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in Cash Equivalents;

(c)           Guarantee Obligations permitted by Section 7.2;

(d)           loans and advances to employees of Holdings, the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for Holdings, the Borrower and Subsidiaries of the Borrower not to exceed $1,000,000 at any one time outstanding;

(e)           Investments made with the proceeds of any Reinvestment Deferred Amount;

(f)            Investments by (i) Holdings, the Borrower or any of its Subsidiaries in the Borrower or any Subsidiary Guarantor; (ii) any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary; and (iii) Investments by the Borrower or any Subsidiary Guarantor in any Foreign Subsidiary (or KMEMC) in an aggregate amount (for all Investments permitted pursuant to this clause (f)(iii)) not to exceed $25,000,000 (less the aggregate amount of any Cancelled Foreign Debt that was permitted to have been outstanding pursuant to this clause (f)(iii) and that was cancelled pursuant to Section 7.5(k)) at any one time outstanding;

(g)           in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any Subsidiary thereof constituting an acquisition of any Person engaged primarily in, or assets substantially constituting an ongoing business consisting primarily of, one or more lines of businesses permitted under Section 7.15 (“Permitted Acquisitions”); provided that:

(i)            immediately prior to and after giving affect to any such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing and the Borrower shall have certified the same to the Administrative Agent in writing;

(ii)           if such Permitted Acquisition is structured as a stock acquisition, then either (A) the Person so acquired becomes a Subsidiary of Borrower or (B) such Person is merged with and into either the Borrower or a Subsidiary thereof (with the Borrower or such Subsidiary being the surviving Person in such merger);

(iii)          all of the provisions of Section 6.9 have been or will be complied with in all material respects in respect of such Permitted Acquisition;

(iv)          after giving pro forma effect to the proposed Permitted Acquisition in accordance with Section 7.1(e), the Borrower shall be in compliance with the financial covenants set forth in Section 7.1;

(v)           the consideration for such Permitted Acquisition shall be limited to a maximum amount of $25,000,000 per Permitted Acquisition and $75,000,000 for all Permitted Acquisitions during the term of this Agreement; provided, however, that in each case, such calculation shall exclude any portion of consideration funded with the proceeds of the issuance of Capital Stock of Holdings (subject to Section 8(k)) (to the extent such proceeds have not been used for other purposes hereunder) or consisting of the issuance of such Capital Stock of Holdings to the seller; and

(vi)          any Indebtedness of the Borrower or any Subsidiary thereof (including any Person becoming a Subsidiary of Borrower as a result of such Permitted Acquisition) that exists immediately after consummation of such Permitted Acquisition is permitted under Section 7.2;

(h)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(i)            the Borrower and its Subsidiaries may receive and own securities or other Investments acquired pursuant to Dispositions, mergers, consolidations, amalgamations, liquidations, wind-ups or dissolutions permitted pursuant to Sections 7.4 or 7.5, provided that, if any such Investment constitutes an Investment by any Loan Party in a Foreign Subsidiary, such Investment is permitted pursuant to clause (f)(iii) or clause (s) of this Section 7.8;

(j)            Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(k)           Investments in deposit accounts opened and maintained in the ordinary course of business;

(l)            Investments made using the Capital Stock of Holdings (subject to Section 8(k)) or the proceeds received by Holdings any of its Subsidiaries from the issuance of Capital Stock of Holdings (subject to Section 8(k)) to the extent such proceeds have not been used for other purposes hereunder, provided that, after giving pro forma effect to the proposed Investment in accordance with Section 7.1(c), the Borrower shall be in compliance with the financial covenants set forth in Section 7.1;

(m)          Investments (other than Investments by any Loan Party in any Foreign Subsidiary) in existence on the Closing Date and, in the case of any Investment in excess of $25,000,000, listed on Schedule 7.8(m), and extensions, renewals, modifications, or restatements or replacements thereof, provided that no such extension, renewal, modification, restatement or replacement shall (i) increase the amount of the original Investment or (ii) adversely affect the interests of the Lenders with respect to such original Investment, or the interests of the Lenders under this Agreement and the other Loan Documents, in any material respect;

(n)           Investments in Hedge Agreements relating to the businesses and finances of the Borrower in or any of its Subsidiaries and not for purposes of speculation;

(o)           Investments by the Borrower or any of its Subsidiaries in joint ventures engaged primarily in one or more businesses in which the Borrower and its Subsidiaries are engaged or generally related thereto in an aggregate amount (valued at cost, without regard to any write-ups or write-downs thereof) not to exceed $10,000,000 in any fiscal year of Holdings; provided that, at the time of and after giving effect to such Investments, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(p)           Investments permitted by Section 7.2(e), 7.2(q), 7.6 (other than clause (k) thereof) and 7.7;

(q)           any Investment by the Borrower or a Subsidiary of the Borrower in a Special Purpose Subsidiary, or any Investment by a Special Purpose Subsidiary in any other Person, in each case in connection with a Receivables Financing Transaction and in a manner, and for consideration, customary for transactions of that type;

(r)            in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries (other than in Holdings) in an aggregate amount not to exceed $25,000,000 at any one time outstanding;

(s)           Investments constituting Indebtedness of any Foreign Subsidiary (or KMEMC) to the Borrower or any Subsidiary Guarantor permitted pursuant to Section 7.2(b)(iv) or Section 7.2(r) or (s); and

(t)            Investments constituting Indebtedness of Holdings to the Borrower permitted pursuant to Section 7.2(t).

The outstanding amount of any Investment on any date of determination shall be calculated after giving effect to all cash returns of principal or capital thereon, cash dividends or other cash returns on the Investments thereon, received by the Loan Party or Subsidiary which made such Investment and applied in a manner not prohibited by this Agreement.

7.9           Limitation on Optional Payments and Modifications of Debt Instruments, etc.  (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Senior Notes, any Indebtedness incurred as permitted by Section 7.2(n) or (o) or any Disqualified Stock, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating Holdings, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Notes, any Indebtedness incurred as permitted by Section 7.2(n) or (o) or any Disqualified Stock, except for prepayments, repurchases, redemptions, defeasances or segregations of funds with the proceeds of refinancings or replacements thereof permitted by Section 7.2 (f) (in the case of refinancings or replacements of the Senior Notes), (n) (in the case of refinancings or replacements of Indebtedness incurred as permitted by Section 7.2(n)) or (o) (in the case of refinancings or replacements of Indebtedness incurred as permitted by Section 7.2(o)) or with the issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or Holdings, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or the Senior Note Indenture, any Senior Unsecured Debt Documents, any Subordinated Debt Documents or any Senior Note Refinancing Documents (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to Holdings, the Borrower or any of its Subsidiaries or (ii) is not otherwise materially adverse to the interests of the Lenders hereunder), or (c) amend its Governing Documents in any manner materially adverse to the interests of the Lenders hereunder.

7.10         Limitation on Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that the Borrower or any of its Subsidiaries may enter into any transaction with a Person in which it has a joint venture interest involving an aggregate amount (or, in the case of any loan, an aggregate principal amount) of less than $2,500,000.  Notwithstanding the foregoing, (i) any Special Purpose Subsidiary may enter into any transaction with any Person in which such Special Purpose Subsidiary has an Investment in connection with a Receivable Financing Transaction and (ii) Holdings and the Borrower and its Subsidiaries may perform their respective obligations under the Transaction Documentation.

7.11         Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of Holdings, the Borrower or such Subsidiary unless (i) the sale of such Property is permitted by Section 7.5 and (ii) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 7.2(c) and 7.3(g) or (i), respectively.

7.12         Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13         Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Senior Note Indenture, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreements evidencing a Receivable Financing Transaction permitted by Section 7.5(l), (e) any agreements of any Foreign Subsidiary governing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Foreign Subsidiary and its Foreign Subsidiaries), (f) any agreements with respect to any Subsidiary acquired in a transaction permitted by Section 7.8 (in which case, any prohibition or limitation shall only be effective against the assets of such Subsidiary) and (g) any agreements governing Indebtedness permitted by Section 7.2 incurred by the Borrower or any Domestic Subsidiary (provided that any such prohibition or limitation shall in any event permit Liens securing (i) the Indebtedness and other obligations under the Loan Documents (as such agreements may be amended, including any amendment and restatement thereof, supplemented or otherwise modified from time to time, including by one or more agreements extending the maturity of, refinancing, replacing or otherwise restructuring, all or any portion of Indebtedness under such agreements or any successor or replacement agreements and whether by the same or any other agent, lender, or group of lenders), and any Guarantee Obligations in respect of such Indebtedness and other obligations, in an aggregate principal amount at least equal to the then aggregate of the outstanding aggregate principal amount loans, face amount of outstanding letters of credit and then undrawn revolving credit commitments under the Facilities (including any refinancings, refundings, renewals or extensions thereof that do not increase the principal amount thereof), (ii) Hedge Agreements with any Lender or Lender Affiliate, and any Guarantee Obligations in respect of such Hedge Agreements, and (iii) Cash Management Agreements with any Qualified Counterparty and any Guarantee Obligations in respect of such Cash Management Agreements).

7.14         Limitation on Restrictions on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for (i) such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any encumbrances or restrictions arising from any applicable law, rule, regulation or order or any other agreement in effect or entered into at the Closing Date, (iv) with respect to clause (c) only, restrictions on transfers of assets subject to any Lien permitted under Sections 7.3(c), (d), (g), (i), (k), (l), (o) or (q), (v) any restrictions on a Special Purpose Subsidiary that arise pursuant to the terms of any agreement entered into in connection with any Receivable Financing Transaction and apply only to such Special Purpose Subsidiary, (vi) any restrictions with respect to any Foreign Subsidiary (and its Foreign Subsidiaries) contained in agreements governing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.2, (vii) any encumbrances or restrictions imposed by reason of customary provisions contained in leases, licenses, joint ventures agreements and similar agreements entered into in the ordinary course of business, (viii) any encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited by this Agreement (which encumbrances or restrictions are limited to such property, assets or Capital Stock); (ix) any restrictions in a contractual obligation incurred in the ordinary course of business and on customary terms which prohibit transfer of asserts subject of the applicable contractual obligation, (x) restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties (other than holders of Indebtedness), and (xi) any restrictions contained in agreements related to Indebtedness permitted by Section 7.2 (provided that no such agreement shall be more restrictive, in any material respect, than this Agreement with respect to any transaction described in clause (a), (b) or (c) above).

7.15         Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses that are of the same general type in which the Borrower and its Subsidiaries are engaged on the Closing Date (after giving effect to the Transaction) or that are reasonably related or incidental thereto.

7.16         Limitation on Amendments to Transaction Documents.  Amend, supplement or otherwise modify or fail to enforce the terms and conditions of any of the Transaction Documentation except to the extent that any such amendment, supplement or modification or failure to enforce both (i) could not reasonably be expected to have a Material Adverse Effect and (ii) would not materially adversely affect, as a whole, the rights of the Lenders hereunder.

7.17         Special Purpose Subsidiary.  Permit (a) any Special Purpose Subsidiary to engage in any business other than Receivable Financing Transactions and activities directly related thereto or (b) recourse at any time to Holdings, the Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) or any of their respective assets for any liability, direct or indirect, contingent or otherwise, in respect of any obligation of a Special Purpose Subsidiary whether arising under or in connection with any Receivable Financing Transaction or otherwise (other than pursuant to Standard Securitization Undertakings).

7.18         Limitation on Activities of Holdings.  In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower or those activities customarily carried out or required of a publicly-owned holding company (including in connection with the issuance of any Capital Stock and the appointment and employment of officers and employees), (b) incur, create, assume or suffer to exist any Indebtedness or other financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to (x) the Loan Documents to which it is a party and the Senior Note Indenture, (y) Guarantee Obligations permitted pursuant to Section 7.2(e), (f), (n) or (o) and/or (z) Indebtedness permitted pursuant to Section 7.2(t) and (iii) obligations with respect to its Capital Stock, or (c) own, lease, manage or otherwise operate any properties or assets (other than cash (including cash received by it in connection with dividends and other Restricted Payments made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section and including pursuant to the Specified Cash Management Agreements), Cash Equivalents and other assets reasonably incidental to the conduct of its activities as a publicly traded holding company) and other than in connection with the ownership of shares of Capital Stock of the Borrower.

7.19         Limitation on Activities of Tronox Finance.  In the case of Tronox Finance, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its status as guarantor of the Obligations and co-issuer of the Senior Notes or other Indebtedness permitted pursuant to Section 7.2(e), (f), (n) or (o), (b) incur, create, assume or suffer to exist any Indebtedness or other financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party and the Senior Note Indenture or other Indebtedness permitted pursuant to Section 7.2(e), (f), (n) or (o) and (iii) obligations with respect to its Capital Stock, or (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents).

7.20         Limitation on Hedge Agreements.  Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against or mitigate changes in interest rates or foreign exchange rates or commodity prices.

7.21         Post-Closing Deliveries.  Fail to (a) deliver to the Administrative Agent each item set forth in Schedule 7.21, in form and substance reasonably satisfactory to the Administrative Agent and together with each certificate or other document ancillary thereto and reasonably requested by the Administrative Agent and (b) perform each action set forth in Schedule 7.21 in a manner reasonably satisfactory to the Administrative Agent and together with each ancillary action reasonably requested by the Administrative Agent to be performed by any Loan Party in connection therewith, in each case (x) within the periods set forth opposite each such item or action on such Schedule and (y) unless otherwise agreed by the Administrative Agent in respect of any such item or action.

SECTION 8.           EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or shall fail to pay any fees payable hereunder within five Business Days after any such interest or fees becomes due in accordance with the terms hereof or thereof; or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Documents within 10 Business Days after the date on which the Administrative Agent provided notice to the Borrower that such amount has become due in accordance with the terms hereof or thereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate delivered pursuant to Section 6.2(b)(i) or Section 6.2(b)(ii)(x) shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7; or

(d)           Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days from the date on which the Administrative Agent provided notice of such default to such Loan Party referencing this Section 8(d); or

(e)           Holdings, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness, including any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, unless waived or cured as provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable, any applicable grace period having expired; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions (without duplication as to the same item of Indebtedness) of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f)            (i)  Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall not, or shall be unable to, or shall admit in writing its inability to, generally pay its debts as they become due; or

(g)           (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA without the approval of the Internal Revenue Service and the PBGC, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower payments pursuant to any employee welfare benefit plan (as defined in Section 3.1 of ERISA) that provides benefits to retired employees (or their dependents) or (vii)  the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower contributions to any defined benefit pension plan subject to Title IV of ERISA (including any Multiemployer Plan); and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving for Holdings, the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            Any of the Security Documents covering a material portion of the Collateral shall cease, for any reason (unless released by the Administrative Agent or as otherwise permitted by this Agreement or the other Loan Documents), to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents covering any material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect in any material respect or any Loan Party shall so assert in writing; or

(k)           Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit

Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents, including the Guarantee and Collateral Agreement, or otherwise available under applicable law or otherwise.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds in the Applicable Currency equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations).  If at any time the Administrative Agent reasonably determines that any funds held in such cash collateral account are subject to any senior or pari-passu right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds in the Applicable Currency is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount in the Applicable Currency equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Borrower hereunder and under the other Loan Documents (excluding Obligations in respect of any Specified Hedge Agreement and unmatured contingent reimbursement and indemnification Obligations) shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9.           THE AGENTS; THE ARRANGERS

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.  By execution hereof, Citicorp USA, Inc. acknowledges and agrees that each of (i) any Qualified Counterparty to each Citigroup Cash Management Agreement, and (ii) the Specified Letter of Credit Issuer, has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 hereof as if it were a Lender party hereto.

9.2           Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither the Arrangers, any Agent nor any of its officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers or the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4           Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the requisite Lenders required under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the requisite Lenders required under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or the requisite Lenders required hereunder to authorize or require such action (or, if so specified by this Agreement, all Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on the Arrangers, the Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Arrangers, any of the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Arrangers, any Agent to any Lender.  Each Lender represents to the Agents and the Arrangers that it has, independently and without reliance upon the Arrangers, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans (and in the case of any Issuing Lender, to issue its Letters of Credit) hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Arrangers, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Arranger and no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Arrangers or Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

9.7           Indemnification.  The Lenders agree to indemnify the Arrangers and each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Arrangers or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, the Transaction Documentation, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Arrangers or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the Arrangers’ or such Agent’s gross negligence or willful misconduct in breach of a duty owed to such Lender.  The agreements in this Section 9.7 shall survive the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

9.8           Arrangers and Agent in their Individual Capacities.  The Arrangers and each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Arrangers or such Agent were not an Arranger or an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Arrangers and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or an Agent, and the terms “Lender” and “Lenders” shall include the Arrangers and the Agent in their individual capacities.

9.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Arrangers, any Agent or any Lender.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10         Authorization to Release Liens and Guarantees.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of Holdings or any of its Subsidiaries that is the subject of a Disposition which is permitted by the Loan Documents or which has been consented to in accordance with Section 10.1 or to effect any other release in accordance with Section 10.15.

9.11         The Arrangers; the Syndication Agent and the Documentation Agents.  The Arrangers, the Syndication Agent and the Documentation Agents, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

9.12         Withholding Tax.  (a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the forms or other documentation required by Section 2.20(d) or (e) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

(b)           If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c)           If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.20(d) and (e) and 9.12; provided that with respect to any Participant, as set forth in Section 10.6(b), such Participant shall only be required to comply with the requirements of Sections 2.12(d) and (e) and 9.12 if such Participant seeks to obtain the benefits of Section 2.20.

SECTION 10.         MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility)) or extend the scheduled date of any payment thereof or reduce the amount of any scheduled amortization of any Term Loan, in each case without the consent of each Lender directly affected thereby;

(ii)           increase the amount or extend the expiration date of any Commitment of any Lender without the consent of such Lender (it being understood that waivers or modifications of covenants, Defaults or Events of Default or of mandatory reductions of Commitments, if any, shall not constitute an increase in the Commitment of any Lender);

(iii)          amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement or release Holdings from its guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders unless otherwise expressly permitted herein or in any other Loan Document;

(iv)          amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;

(v)           reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(vi)          amend, modify or waive any provision of Section 9 or any other provision of any Loan Document relating to the obligations of the Arrangers or any Agent without the consent of the Arrangers or Agent directly affected thereby;

(vii)         amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender;

(viii)        amend, modify or waive any provision of Section 2.18 relating solely to the pro rata treatment of Lenders without the consent of each Lender directly and adversely affected thereby; or

(ix)           amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Arrangers, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders, the Arrangers and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing.

10.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of Holdings, the Borrower, the Arrangers and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Holdings or the Borrower:	Tronox Incorporated
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
Attention: Chief Financial Officer
	Telecopy:	(405) 270-3474
	Telephone:	(405) 270-2498

with a copy to:	General Counsel
	Telecopy:	(405) 270-3866
	Telephone:	(405) 270-2869

The Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Paul Arzouian
	Telecopy:	(646) 758-4980
	Telephone:	(212) 526-5803

with a copy to:	Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, Suite 4400
Houston, Texas 77002
Attention: Eugene F. Cowell III
	Telecopy:	(713) 236-0822
	Telephone:	(713) 220-8185

Issuing Lender:	As notified by such Issuing Lender to the Administrative
Agent and the Borrower

provided that any notice, request or demand to or upon Holdings, the Borrower, the Arrangers, any Agent, the Issuing Lender or any Lender shall not be effective until received.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto or under the Loan Documents, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Arrangers and the Agents for all their reasonable out of pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of counsel to the Administrative Agent (which shall be limited to one counsel for the Administrative Agent except as to local law matters) and the charges of Intralinks, (b) to pay or reimburse each Lender, the Arrangers and the Agents for all their costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c), without duplication of the Borrower’s obligations under Section 2.20(b) hereof, to pay and indemnify each Lender, the Arrangers and the Agents for, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) without duplication of the Borrower’s obligations under Section 2.20(b) hereof, to pay, indemnify or reimburse each Lender, the Arrangers, each Agent, and their respective officers, directors, partners, trustees, employees, affiliates, shareholders, attorneys and other advisors, attorneys-in-fact, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of any claim, proceeding, litigation, or other action concerning or relating to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower any of its Subsidiaries or any of the Properties and to reimburse them for all reasonable fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, except to the extent resulting from the gross negligence or willful misconduct of such indemnitee, as determined by a final decision of a court of competent jurisdiction or for any special, indirect, consequential or punitive damages in connection with the Facilities.  Without limiting the foregoing but subject to the proviso of the second preceding sentence, and to the extent permitted by applicable law, each of Holdings and the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a) This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Arrangers, the Agents, all future holders of the Loans and Letters of Credit and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b)           Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of Section 2.20(e); and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to (i) an Arranger and its affiliates, (ii) any Lender or any Lender Affiliate or Affiliated Fund of the assigning Lender or another Lender thereof (in the case of (i) and (ii), each, an “Eligible Assignee”), or (iii) with the consent of (x) the Administrative Agent, (y) in the case of an assignment of all or any portion of a Revolving Credit Commitment or a Revolving Credit Loan, each Issuing Lender, and (z) if no Event of Default has occurred and is continuing, the Borrower (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Borrower, each Issuing Lender or the Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register together with a processing and recordation fee of $3,500; provided that no such assignment to an Assignee (other than any Lender or any Lender Affiliate thereof or Affiliated Fund of any Lender) shall be in an aggregate principal amount of less than $1,000,000 (with respect to Term Loans and Term Loan Commitments and $2,500,000 with respect to all other Loans and Commitments (other than, in each case, in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent.  Any such assignment need not be ratable as among the Facilities.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20, 2.21, 9.12 and 10.5 in respect of the period prior to such effective date).  Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.

The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee (if requested by such Assignee), and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with any tax forms required under Section 2.20 and payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is a Lender Affiliate or an Affiliated Fund (and in the case of assignments on the same day from a Lender to more than one fund managed or advised by the same investment advisor (which funds are not then Lenders hereunder), only a single $3,500 registration and processing fee shall be payable for all such assignments by such Lender to such funds)), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, such Assignee or its registered assigns in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note or Term Note, as the case may be, the Assignor or its registered assigns in an amount equal to the Revolving Credit Commitment or applicable Term Loans, as the case may be, retained by it hereunder.  Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)            For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.   In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.6 concerning assignments.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to Holdings, the Borrower and its Subsidiaries may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7         Adjustments; Set-off.  (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing under Section 8(a) or 8(f), each Lender and each Lender Affiliate shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount to the extent due and payable by Holdings or the Borrower hereunder (whether at the stated maturity or by acceleration), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, other than trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or Lender Affiliate, as applicable, or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender or Lender Affiliate, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement, together with the Fee Letter (other than Section 2 thereof), Sections 5, 6, 8 and 10 of the Syndication Letter Agreement, the Letter Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED

BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York located in the borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address specified in Section 10.2;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgments.  Each of the parties hereto hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Arrangers, any Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among Holdings, the Borrower and the Lenders.

10.14       Confidentiality.  Each of the Arrangers, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party or any of such Loan Party’s attorneys, agents or accountants pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Arrangers, any

Agent or any Lender from disclosing any such information (a) to (i) the Arrangers, any Agent or any other Lender or (ii) any Lender Affiliate of any thereof that is obligated to hold such information in confidence (subject, in the case of such disclosure to any Lender Affiliate of an Agent, Arranger or Lender, to the applicable Arranger, Agent or Lender being responsible for compliance by such Lender Affiliate with the provisions of this Section 10.14), (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 10.14, (c) to any of its employees, directors, consultants and representatives who are informed of the confidential nature of such information and are directed to hold such information in confidence, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty agrees to be bound by the provisions of this Section 10.14) (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.  The agreements in this Section 10.14 shall survive repayment of the Loans and all other amounts payable hereunder.

10.15       Release of Collateral and Guarantee Obligations.  (a) If any of the Collateral shall be Disposed of by any Loan Party in a transaction permitted by this Agreement and the other Loan Documents, or upon the effectiveness of any written consent to the release of any Lien created under any Security Document in respect of any Collateral pursuant to and in accordance with the requirements of this Agreement and the other Loan Documents, all Liens created hereunder in such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party.  Any Subsidiary Guarantor shall be automatically released from its obligations hereunder and under the other Loan Documents, and all Liens created hereunder in the Collateral owned by, and in the Capital Stock issued by, such Guarantor shall be automatically released, all without delivery of any instrument or performance of any act by any party, upon consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary.  In connection with any termination or release pursuant to this paragraph (a), the Administrative Agent shall execute and deliver to each applicable Loan Party, at such Loan Party’s sole expense, all documents as such Loan Party shall reasonably request to evidence such termination or release; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed termination or release (or such shorter period agreed to by the Administrative Agent), a written request for termination or release identifying the relevant Collateral being Disposed of in such Disposition or Subsidiary ceasing to be such and the terms thereof in reasonable detail, including the date thereof and the price thereof, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Obligations in respect of any Specified Hedge Agreement, Specified Cash Management Agreement or the Specified Letter of Credit and any unmatured contingent reimbursement and indemnification Obligations) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, the Collateral shall be automatically released from the Liens created hereby, and the Guarantee Obligations hereunder or under any Loan Document of any Guarantor shall be terminated.  At the request of any Loan Party, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Qualified Counterparty) take such actions as shall be reasonably necessary or desirable to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements, Specified Cash Management Agreement or the Specified Letter of Credit.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16       Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement and if the Borrower notifies the Administrative Agent that the Borrower wishes to or the Administrative Agent notifies the Borrower that the Required Lenders wish to, amend any financial covenants, standards or terms in this Agreement to eliminate the effect of such Accounting Change, then Holdings, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings’ and the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by Holdings and the Borrower, the Administrative Agent and the Required Lenders (or the Borrower or the Administrative Agent, as the case may be, shall have withdrawn their request for an amendment), all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17       Delivery of Lender Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

10.18       Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision)

be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

10.19       WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ARRANGERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.20       Customer Identification – USA PATRIOT Act Notice.  The Administrative Agent (for itself and not on behalf of any other party), the Syndication Agent (for itself and not on behalf of any other party) and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Administrative Agent, the Syndication Agent or such Lender, as applicable, to identify the Loan Parties in accordance with the Act.

10.21       Transaction/Spin-Off.  Nothing in this Agreement or the other Loan Documents shall prohibit the consummation of the Transaction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TRONOX INCORPORATED

By:	/s/ Mary Mikkelson
Name: Mary Mikkelson
Title: Senior Vice President and Chief
Financial Officer

TRONOX WORLDWIDE LLC

By:	/s/ Mary Mikkelson
Name: Mary Mikkelson
Title: Senior Vice President and Chief
Financial Officer

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:	/s/ Laurie B. Perper
Name: Laurie B. Perper
Title: EVP

LEHMAN BROTHERS INC.,
as Joint Lead Arranger

By:	/s/ Laurie B. Perper
Name: Laurie B. Perper
Title: EVP

CREDIT SUISSE,
Cayman Islands Branch,
as Joint Lead Arranger

By:	/s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Vice President

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate

[Signature Page to Credit Agreement]

ABN AMRO BANK N.V.,
as Syndication Agent

By:	/s/ Jamie Conn
Name: Jamie Conn
Title: Managing Director

By:	/s/ Joshua Wolf
Name: Joshua Wolf
Title: Vice President

[Signature Page to Credit Agreement]

Annex A

PRICING GRID FOR APPLICABLE MARGINS
AND COMMITMENT FEE RATE

Facility Rating S&P Moody’s			Applicable Margin LIBOR Loans-	Commitment Fee Rate	Applicable Margin- Base Rate Loans
1.	>BBB–	Baa3	1.00%	0.20%	0.00%

2.	BB+	Ba1	1.25%	0.25%	0.25%

3.	BB	Ba2	1.50%	0.375%	0.50%

4.	BB–	Ba3	1.75%	0.375%	0.75%

5.	<B+	B1	2.00%	0.50%	1.00%

If each of Moody’s and S&P shall not have in effect a rating for the Credit Facilities, then each of such rating agencies shall be deemed to have established a rating in category 5.  If the ratings of Moody’s and S&P for the Credit Facilities shall fall within different categories, the Applicable Margins and the Commitment Fee Rate shall be based on the lower of the ratings, unless one of the ratings is two or more categories lower than the other, in which case the Applicable Margins and the Commitment Fee Rate shall be determined by reference to the category next above that of the lower of the ratings; provided, however, that if only one of Moody’s or S&P shall have established a rating for the Credit Facilities, then the Applicable Margins and the Commitment Fee Rate shall be determined by reference to such available rating.

Notwithstanding the foregoing, at all times after maturity or acceleration of the maturity of the Loans or during the occurrence and continuance of an Event of Default, the Applicable Margins and the Commitment Fee Rate set forth in category 5 shall apply.